CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

  EXHIBIT 10.2

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

VISTAGEN THERAPEUTICS, INC.

AND

 EVERINSIGHT THERAPEUTICS INC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of June 24, 2020 (“Effective Date”), by and among VistaGen Therapeutics, Inc., a company organized under the laws Nevada (“VistaGen”), and having an Affiliate of the same name, and EverInsight Therapeutics Inc., a company incorporated under the laws of the British Virgin Islands (“EverInsight”) and having a registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. VistaGen and EverInsight are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, VistaGen owns or controls certain intellectual property and associated data and materials relating to a pharmaceutical compound known as PH94B, which is an intranasal synthetic neuroactive steroid product being developed for the treatment of social anxiety disorder and other anxiety-related disorders;

WHEREAS, VistaGen wishes to grant a license to EverInsight, and EverInsight wishes to take a license, under such intellectual property and associated items to develop, manufacture and commercialize PH94B in certain territories in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1 DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1
“Active Pharmaceutical Ingredient” or “API” means any substance intended to be used in a pharmaceutical product that when used becomes an active ingredient of that product intended to exert a pharmacological, immunological or metabolic action with a view to restoring, correcting or modifying physiological functions in man or animal; but excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies.

1.2
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Party, but for only so long as such control exists. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control”) means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) direct or indirect beneficial ownership of more than fifty percent (50%), or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction, of the voting share capital or other equity interest in such entity; provided however that, notwithstanding the foregoing, EverInsight’s Affiliates shall not include CBC Group or any of its portfolio companies.

1.3
“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, federal, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, arbitrator, Regulatory Authority or Government Authority having jurisdiction over or related to the subject item, including the FFDCA, DAL, and the Provisions for Drug Registration of NMPA.

1.4
“Auditor” has the meaning set forth in Section 8.10 (Audit Dispute).

1.5
“Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in Mainland China, Hong Kong or the State of California in the United States.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.6
“Calendar Quarter” means each respective period of three (3) consecutive months ending on 31 March, 30 June, 30 September, and 31 December, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first 1 January, 1 April, 1 July or 1 October to occur after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.7
“Calendar Year” means each successive period of 12 calendar months commencing on 1 January and ending on 31 December except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on 1 January of the year in which the Term ends and end on the last day of the Term.

1.8
“CFR” means the U.S. Code of Federal Regulations.

1.9
“Challenge” means to contest or assist, directly or indirectly, in the contesting of the validity or enforceability of any of the VistaGen Patents or EverInsight Patents (as applicable), in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission. For the avoidance of doubt, the term “contest” includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patents; (b) citation to the United States Patent and Trademark Office pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or statements of the patent owner concerning the scope of any such Patents; (c) filing a request under 35 U.S.C. § 302 for re-examination of any such Patents; (d) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter parties review of any such Patents or any portion thereof; (e) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of such Patents or any portion thereof; (f) provoking or becoming a party to an interference or a derivation proceeding with an application for any such Patents pursuant to 35 U.S.C. § 135; (g) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any such Patents in any country; or (h) any foreign equivalents of subsection (a) through (g) applicable in the Territory; provided however, notwithstanding the foregoing, “Challenge” shall not include (i) any action taken by a Party in response to an action by the other Party to enforce such Patents against such Party, or (ii) any argument made by a Party in the course of patent prosecution that distinguish the inventions claimed in such Party’s Patents from those inventions claimed in the other Party’s Patent.

1.10
“Claims” means all Third Party demands, claims, actions, proceedings and liabilities (whether criminal or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature.

1.11
“CMC” means chemistry, manufacturing, and controls.

1.12
“Combination Product” means any Licensed Product comprised of the following, either formulated together (i.e., a fixed dose combination), packaged together and sold for a single price, or co-administered or jointly provided to patients, whether or not packaged together: (a) the Compound, and (b) at least one other API.

1.13
“Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval has been obtained relating to the promotion, marketing, sale and distribution (including importing, exporting, transporting for commercial sales, customs clearance, warehousing, invoicing, handling and delivering the Licensed Product to customers) of the Compound or the Licensed Product, including: (a) sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution; and (b) scientific and medical affairs. For clarity, Commercialization does not include any Development activities, whether conducted before or after Regulatory Approval. “Commercialize” and “Commercializing” have correlative meanings.

1.14
“Commercialization Plan” has the meaning set forth in Section 7.2 (Commercialization Plan).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.15
“Commercially Reasonable Efforts” means, with respect to each Party’s obligations under this Agreement relating to the Development, Manufacturing, and Commercialization activities with respect to the Compound or the Licensed Product, the carrying out of such activities using efforts and resources that are consistent with the exercise of customary scientific and business practices as applied in the biopharmaceutical industry for a company of a similar stage and size as the entity and having similar resources, for development, regulatory, manufacturing and commercialization activities conducted with respect to products at a similar stage of development or commercialization and having similar commercial potential, taking into account relative safety and efficacy, product profile, the regulatory environment, payers’ policies and regulations, competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status. The Parties hereby agree that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the aforementioned attributes and potential of the Compound and the Licensed Product. When used regarding obligations under this Agreement other than the Development, Manufacturing, and Commercialization activities with respect to the Compound or the Licensed Product, the term “Commercially Reasonable Efforts” shall mean the carrying out of such activities using commercially reasonable efforts and financial, personnel and other resources that are consistent with the exercise of customary business practices as applied in the carrying out of such activities generally by and on behalf of biopharmaceutical companies of a similar stage and size and having similar resources.

1.16
“Compound” means PH94B, and all salt, free acid/base, solvate, hydrate, prodrug, metabolite, stereoisomer, and enantiomer thereof, and polymorphic forms thereof.

1.17
“Confidential Information” of a Party means all Know-How, Inventions, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed or made available by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic or other form. The terms of this Agreement are the Confidential Information of both Parties.

1.18
“Control” or “Controlled” means, with respect to any Know-How, Patents, Regulatory Documentation or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, other than by virtue of any license granted to such Party by the other Party pursuant to this Agreement) to grant a license, sublicense, access or other right (as applicable) under such Know-How, Patents, Regulatory Documentation or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party, infringing third party intellectual property, or misappropriating third party trade secrets.

1.19
“Controlling Party” has the meaning set forth in Section 9.6 (Invalidity or Unenforceability Defenses or Actions).

1.20
“Corporate Names” has the meaning set forth in Section 1.81 (Licensed Trademarks).

1.21
“Cost of Goods” means, with respect to any Compound or any Licensed Product, [*****].

1.22
“CTA” means a Clinical Trial Application that is required to initiate a clinical trial for registering a drug product under the Drug Administration Law of the People’s Republic of China and the Provisions for Drug Registration of NMPA, and equivalents thereof under future Chinese laws and regulations, and the laws and regulations of other countries and jurisdictions in the Territory, in each as the same may be amended from time to time.

1.23
“DAL” means the Drug Administration Law of the People’s Republic of China and the equivalent laws of other countries and jurisdictions in the Territory, in each as the same may be amended from time to time.

1.24
“Develop” or “Development” means to develop (including clinical, non-clinical and CMC development), analyze, test and conduct preclinical, clinical and all other regulatory trials for the Compound or Licensed Product, including all post-approval clinical trials, as well as all related regulatory activities and any and all activities pertaining to new Indications, pharmacokinetic studies and all related activities including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods. “Developing” and “Development” have correlative meanings.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.25
“Development Plan” has the meaning set forth in Section 4.2 (Development Plan).

1.26
“Disclosing Party” has the meaning set forth in Section 10.1(a) (Duty of Confidence - subsection (a)).

1.27
“Dispute” has the meaning set forth in Section 14.10(a) (Dispute Resolution - subsection (a)).

1.28
“Dollars” means U.S. dollars, and “$” shall be interpreted accordingly.

1.29
“EverInsight Development Data” means any non-clinical or clinical data that are generated by EverInsight through the Development, Manufacture and Commercialization of the Compound and Licensed Product under this Agreement, Controlled by EverInsight, and related to the Compound or any Licensed Product or otherwise included in, or filed in support of, the Regulatory Documentation filed by EverInsight, its Affiliates or Sublicensees in the Territory.

1.30
“EverInsight Know-How” means all Know-How that is generated by EverInsight through the Development, Manufacture and Commercialization of the Compound and Licensed Product under this Agreement, Controlled by EverInsight as of the Effective Date or during the Term, and necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of any Compound or Licensed Product in the Licensed Field, including EverInsight Sole Inventions, EverInsight’s interest in any Joint Inventions, EverInsight Development Data and EverInsight’s Regulatory Documentation.

1.31
“EverInsight Indemnitees” has the meaning set forth in Section 13.1 (Indemnification by VistaGen).

1.32
“EverInsight Patents” means EverInsight Sole Invention Patents and EverInsight’s interest in the Joint Patents, in each case necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of the Compound or any Licensed Product for use in the Licensed Field.

1.33
“EverInsight Sole Inventions” means any Inventions that are conceived and reduced to practice solely by employees of, or consultants or service providers to, EverInsight and its Affiliates, at any time during the Term of this Agreement.

1.34
“EverInsight Sole Invention Patents” means any Patents that contain one or more claims that cover EverInsight Sole Inventions.

1.35
“EverInsight Technology” means the EverInsight Patents and the EverInsight Know-How.

1.36
“Excluded Claim” has the meaning set forth in Section 14.10(g) (Dispute Resolution - subsection (g)).

1.37
“Executive Officers” has the meaning set forth in Section 3.3(a) (JSC Decision Making - subsection (a)).

1.38
“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.39
“Exploitation” means the act of Exploiting the Compound, product or process.

1.40
“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.41
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.42
“First Commercial Sale” means, with respect to any Licensed Product in any jurisdiction in the Territory, the first arm’s length sale of such Licensed Product by EverInsight, its Affiliates or Sublicensees to a Third Party for monetary value for use or consumption of such Licensed Product by the end user in the general public after Regulatory Approval for such Licensed Product in such jurisdiction has been granted. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.43
“GAAP” means the then-current Generally Accepted Accounting Principles or International Financial Reporting Standards (IFRS), whichever is adopted as the standard financial accounting guideline in the United States for public companies, as consistently applied.

1.44
“Generic Competition” means [*****].

1.45
“Generic Product” means, with respect to a Licensed Product, any product that contains the same Compound as such Licensed Product and that is sold under an approved Marketing Authorization Application granted by a Regulatory Authority to a Third Party that is not a Sublicensee of EverInsight or its Affiliates and did not obtain such product in a chain of distribution that includes any of EverInsight, its Affiliates, or its Sublicensees.

1.46
“Good Manufacturing Practices” or “GMP” shall mean all applicable Good Manufacturing Practices standards, including, as applicable, those standards required by any Regulatory Authority in the Territory.

1.47
“Government Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.48
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

1.49
“IND” means a CTA or any other investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigation filed with or submitted to the Regulatory Authority in the relevant jurisdiction in conformance with the requirements of such Regulatory Authority, including the FDA in the US and NMPA in Mainland China.

1.50
“Indemnification Claim Notice” has the meaning set forth in Section 13.3(a) (Notice of Claim).

1.51
“Indemnified Party” has the meaning set forth in Section 13.3(a) (Notice of Claim).

1.52
“Indemnifying Party” has the meaning set forth in Section 13.3(a) (Notice of Claim).

1.53
“Indication” means a separate and distinct disease, disorder, illness or health condition for which a separate MAA approval is required.

1.54
“Indirect Costs” means, with respect to a multi-regional clinical trial, all Third Party costs and expenses incurred by VistaGen or EverInsight to conduct such multi-regional clinical trial that are not directly allocable to a Party’s territory (or to clinical sites within a Party’s territory), including, without limitation, fees, costs and expenses for data management, clinical evaluation committees, data safety monitoring boards, physician consulting, investigator meetings, travel, document translation and other technology solutions and services that are not specific to a territory or a clinical site within a territory.

1.55
“Initiation” means, with respect to a clinical trial, the first dosing (whether with investigational drug, comparator drug or placebo) of the first subject in such clinical trial.

1.56
“Initial Supply Agreement” has the meaning set forth in Section 6.3 (Supply Agreement).

1.57
“In-License Agreement” has the meaning set forth in Section 2.4(b) (In-License Agreements).

1.58
“Invention” means any technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology process, composition of matter, article of manufacture, discovery or finding, that is or may be patentable, that is made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors, including all rights, title and interest in and to the intellectual property rights therein. For clarity, “Invention” does not include VistaGen Development Data or EverInsight Development Data.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.59
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1 (Joint Steering Committee).

1.60
“Joint Inventions” means any Inventions that are conceived and reduced to practice by employees of, or consultants or service providers to, VistaGen or its Affiliates, on the one hand, jointly with employees of, or consultants or service providers to, EverInsight or its Affiliates, on the other hand, at any time during the Term of this Agreement and that are made, generated, conceived or otherwise invented as a result of VistaGen and EverInsight exercising their rights or carrying out their obligations under this Agreement, whether directly or via their Affiliates, agents or independent contractors.

1.61
“Joint Patents” means any Patents that contain one or more claims that cover Joint Inventions.

1.62
“Know-How” means any information, including discoveries, improvements, modifications, processes, methods, techniques, protocols, formulas, data, inventions, know-how, trade secrets and results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety, and preclinical and clinical data, dosage regimens, control assays, and product specifications, but excluding any Patents.

1.63
“Licensed Field” means all uses in humans.

1.64
“Licensed Know-How” means all Know-How that VistaGen (or its Affiliates) Controls as of the Effective Date or during the Term that is necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of the Compound or any Licensed Product for use in the Licensed Field in the Territory, including all VistaGen Sole Inventions, VistaGen’s interest in any VistaGen Joint Inventions in the Territory, VistaGen Development Data and VistaGen’s Regulatory Documentation (with respect to Compound or a Licensed Product).

1.65
“Licensed Manufacturing Know-How” has the meaning set forth in Section 6.4 (Manufacturing Technology Transfer).

1.66
“Licensed Patents” means all Patents Controlled by VistaGen or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, Manufacture, Commercialization, or other Exploitation of the Compound or any Licensed Product for use in the Licensed Field in the Territory, including any VistaGen Sole Invention Patents and VistaGen’s interest in the Joint Patents in the Territory. [*****].

1.67
“Licensed Product” means any pharmaceutical product that contains the Compound, alone or in combination with one or more other molecules or agents in any dosage form or formulation. For purposes of this Agreement, with respect to a Licensed Product that has been approved for an initial Indication, the approval of such License Product for one or more additional Indications shall not constitute a new and separate Licensed Product.

1.68
“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.69
“Licensed Trademarks” means any corporate name or corporate logo (“Corporate Names”) of VistaGen or its or Affiliates, and any Trademark that consists of or includes any Corporate Name of VistaGen or its Affiliates, including the Trademarks, names and logos identified on Exhibit B hereto and such other Trademarks, names and logos as VistaGen may designate for Licensed Product in a writing sent to EverInsight from time to time during the Term.

1.70
“MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction, and all amendments, renewals and supplements thereto, including, without limitation, an NDA filed with the FDA in the U.S. and an NDA (or any future equivalent thereto as defined in the DAL and the Provisions for Drug Registration) filed with the NMPA in Mainland China.

1.71
“Mainland China” means the People’s Republic of China, including Hainan Island, but excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.72
“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, in-process and finished testing, shipping, storing, or release of a product or any ingredient or intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, test method development and stability testing, formulation, quality assurance and quality control of the any compound, product or intermediate, and regulatory affairs with respect to the foregoing.

1.73
“Manufacturing Transfer Period” has the meaning set forth in Section 6.2.

1.74
“Milestone Event” has the meaning set forth in Section 8.2(a) - (8.2 Development and Regulatory Milestone Payments - clause (a)).

1.75
“Milestone Payment” has the meaning set forth in Section 8.2(a) - (8.2 Development and Regulatory Milestone Payments - clause (a)).

1.76
“NDA” means a New Drug Application (as more fully defined in 21 C.F.R. §314.5 et seq. or successor regulation) and all amendments and supplements thereto filed with the FDA and any other equivalent filing(s) in the Territory.

1.77
“Net Sales” means, [*****]

1.78
“NMPA” means the National Medical Products Administration of the People’s Republic of China, formerly known as the China Food and Drug Administration, or its successor.

1.79
“Patent” means all patents and patent applications, including all provisionals, divisionals, reissues, reexaminations, renewals, continuations, continuations-in-part, substitute applications, priority applications and inventors’ certificates, extensions and supplemental certificates and any and all foreign equivalents of the foregoing.

1.80
“Payment” has the meaning set forth in Section 8.8(b).

1.81
“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.82
“PH94B” means the compound known as PH94B and having the chemical structure shown in Exhibit C.

1.83
“Phase 1 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations) or any equivalent regulations in jurisdictions in the Territory, regardless of where such clinical trial is conducted.

1.84
“Phase 3 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations) or any equivalent regulations in jurisdictions in the Territory, regardless of where such clinical trial is conducted.

1.85
“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in a regulatory jurisdiction where the applicable Government Authority approves or determines the price and/or reimbursement of pharmaceutical products and where such approval or determination is necessary for the commercial sale of such Licensed Product in such jurisdiction.

1.86
“Product Infringement” has the meaning set forth in Section 9.4(a) (Notice).

1.87
“Product Trademarks” means the Trademark(s) used or to be used by EverInsight or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Product in the Licensed Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Corporate Names of EverInsight, its Affiliates or its or their Sublicensees and any Licensed Trademarks that consist of or include any Corporate Name of VistaGen or its Affiliates or (sub)licensees).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.88
“Receiving Party” has the meaning set forth in Section 10.1(a) (Duty of Confidence - subsection (a)).

1.89
“Regulatory Approval” means, with respect to a jurisdiction in the Territory, any and all approvals (including approvals of Marketing Authorization Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such jurisdiction, including, where applicable: (a) pricing or reimbursement approval in such jurisdiction; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); and (c) labelling approval.

1.90
“Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for any Licensed Product, including the FDA, the NMPA, and any corresponding national or regional regulatory authorities.

1.91
“Regulatory Documentation” means: all (a) applications (including all Regulatory Filings, INDs, CTAs and Marketing Authorization Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing; in each case (a), (b) and (c)) relating to the Compound or a Licensed Product.

1.92
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, and including, without limitation, orphan drug exclusivity, new chemical entity exclusivity, data exclusivity or pediatric exclusivity.

1.93
“Regulatory Filings” means, with respect to the Compound or Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Compound or Licensed Product, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, CTA, NDA, MAA, Regulatory Approval or the corresponding application in any other country or jurisdiction.

1.94
“Representative” has the meaning set forth in Section 10.1(c) (Duty of Confidence - Subsection (c)).

1.95
“Respective Territory” means, in the case of EverInsight, the Territory, and in the case of VistaGen, all countries of the world outside the Territory.

1.96
“Retained Rights” means, with respect to the Compound and Licensed Product, the rights of VistaGen, its Affiliates and its and their licensors, (sub)licensees and contractors to:

(a)           perform VistaGen’s obligations under this Agreement;

(b)           Manufacture and have Manufactured (including CMC and manufacturing process development work) the Compound or Licensed Product within the Territory solely for Exploitation outside the Territory;

(c)           Develop and have Developed the Compound and Licensed Product in the Territory but only as part of a global Phase 3 Clinical Trial that EverInsight elects to participate in pursuant to Section 4.4(b); and

(d)           Develop, Manufacture, Commercialize and otherwise Exploit the Compound and Licensed Product for any and all purposes outside the Territory.

1.97
“Royalty Term” has the meaning set forth in Section 8.4(b) (Royalty Term).

1.98
“SEC” has the meaning set forth in Section 10.5 (Publicity/Use of Names - subsection (a)).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.99
“Sublicense” means a license or sublicense granted by EverInsight (or a Sublicensee) to Develop, make, use, import, promote, offer for sale or sell the Compound or any Licensed Product, including any license given to any of the rights granted to EverInsight under Section 2.1(Licenses to EverInsight).

1.100
“Subcontractor” has the meaning set forth in Section 2.8 (Subcontracting).

1.101
“Sublicensee” means a Third Party to whom EverInsight or its Affiliate has granted a Sublicense in accordance with the terms of this Agreement.

1.102
“Tax” or “Taxes” means any (a) all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any Government Authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any liability for the payment of any amounts of the type described in subsection (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in subsection (a) or (b).

1.103
“Term” has the meaning set forth in Section 11.1 (Term).

1.104
“Territory” means Greater China (Mainland China, Taiwan, Hong Kong and Macau), South Korea, Southeast Asia (Singapore, Malaysia, Thailand, Indonesia, Philippines, and Vietnam).

1.105
“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.106
“Third Party Infringement Claim” has the meaning set forth in Section 9.5 (Infringement claims by Third Parties).

1.107
“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.108
“Transfer Tax” has the meaning set forth in Section 8.8(c) (Transfer Tax).

1.109
“United States” or “U.S.” means the United States of America including its territories and possessions.

1.110
“Valid Claim” means, with respect to any jurisdiction in the Territory, a claim of an issued and unexpired Licensed Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been cancelled, revoked, held invalid or unenforceable by a decision of a patent office or other Government Authority of competent jurisdiction from which no appeal can be taken (or from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that in any jurisdiction in the Territory, a Valid Claim shall cease to be a Valid Claim in such jurisdiction if its scope is such that it does not reasonably block or prevent the entry, or Commercialization, of Generic Products.

1.111
“VistaGen CMO” has the meaning set forth in Section 6.2 (Manufacturing Technology Transfer)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

1.112
“VistaGen Development Data” means any nonclinical or clinical data that are Controlled by VistaGen and related to the Compound or any Licensed Product or otherwise included in, or filed in support of, the Regulatory Documentation filed by VistaGen, its Affiliates, licensees or sublicensees outside of the Territory.

1.113
“VistaGen Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by EverInsight).

1.114
“VistaGen Sole Inventions” means any Inventions that are conceived and reduced to practice solely by employees of, or consultants or service providers to, VistaGen, at any time during the Term of this Agreement and that are made, generated, conceived or otherwise invented as a result of a Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents or independent contractors.

1.115
“VistaGen Sole Invention Patents” means any Patents that contain one or more claims that cover VistaGen Sole Inventions.

1.116
Interpretation. In this Agreement, unless otherwise specified:

(a)
“includes” and “including” shall mean, respectively, includes without limitation and including without limitation;

(b)
words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)
words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d)
the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2 LICENSES

2.1
License to EverInsight.

(a)
Subject to the terms and conditions of this Agreement, VistaGen hereby grants to EverInsight an exclusive (even as to VistaGen), royalty-bearing license and sublicense, as the case may be, under the Licensed Technology solely to Exploit Licensed Product in the Licensed Field in the Territory, with the right to grant sublicenses in accordance with Section 2.3 (Sublicense Rights).

(b)
In addition, VistaGen hereby grants to EverInsight a non-exclusive license and sublicense, as the case may be, under the Licensed Technology to Manufacture and have Manufactured the Compound and Licensed Product outside the Territory solely for Exploitation in the Territory, with the right to grant sublicenses in accordance with Section 2.3 (Sublicense Rights).

2.2
License to VistaGen. Subject to the terms and conditions of this Agreement, EverInsight hereby grants to VistaGen an exclusive (even as to EverInsight), royalty-free license under the EverInsight Technology solely to Exploit Licensed Product in the Licensed Field outside the Territory, with the right to grant sublicenses in accordance with Section 2.3 (Sublicense Rights).

2.3
Sublicense Rights.

(a)
Affiliates. Subject to the terms of this Section 2.3 (Sublicense Rights), EverInsight may grant a sublicense of the license granted in Section 2.1 (License to EverInsight) through multiple tiers to Affiliates of EverInsight without prior notice to or the prior consent of VistaGen; provided that (i) Licensed Know-How may only be sublicensed along with the Licensed Patents; (ii) EverInsight shall cause each Affiliate to comply with the applicable terms and conditions of this Agreement, as if such Affiliate were a Party to this Agreement; and (iii) EverInsight shall be responsible for all actions, activities and obligations to VistaGen of such Affiliate. Subject to the terms of this Section 2.3 (Sublicense Rights), VistaGen may grant a sublicense of the license granted in Section 2.2 (License to VistaGen) through multiple tiers to Affiliates of VistaGen without prior notice to or the prior consent of EverInsight; provided that (i) EverInsight Know-How may only be sublicensed along with the EverInsight Patents; (ii) VistaGen shall cause each Affiliate to comply with the applicable terms and conditions of this Agreement, as if such Affiliate were a Party to this Agreement; and (iii) VistaGen shall be responsible for all actions, activities and obligations to EverInsight of such Affiliate.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
Third Parties. Upon the prior written consent of VistaGen, such consent not to be unreasonably withheld, conditioned, or delayed, EverInsight may grant a sublicense of the rights granted under the license in Section 2.1 (License to EverInsight) through multiple tiers to any Third Party; provided that (i) Licensed Know-How may only be sublicensed along with the Licensed Patents (other than in the case of a sublicense to a fee-for-service Subcontractor in the context of subcontracting pursuant to Section 2.8 (Subcontracting)); (ii) each sublicense granted to a Third Party shall be in writing, and shall incorporate terms and conditions that are consistent with, and expressly made subject to, the terms and conditions of this Agreement; (iii) VistaGen shall be provided by EverInsight with a copy of such sublicense agreement within thirty (30) days of execution, which copy may redact any financial or other proprietary terms; and (iv) EverInsight shall be responsible to VistaGen for a breach of this Agreement due to the breach by such Third Party of such sublicense agreement. EverInsight hereby waives any requirement that VistaGen exhaust any right, power or remedy, or proceed against any such sublicensee for any obligation or performance under this Agreement prior to proceeding directly against EverInsight. Upon the prior written consent of EverInsight, such consent not to be unreasonably withheld, conditioned, or delayed, VistaGen may grant a sublicense of the rights granted under the license in Section 2.2 (License to VistaGen) through multiple tiers to any Third Party; provided that (i) EverInsight Know-How may only be sublicensed along with the EverInsight Patents (other than in the case of a sublicense to a fee-for-service Subcontractor pursuant to Section 2.8 (Subcontracting)); (ii) each sublicense granted to a Third Party shall be in writing, and shall incorporate terms and conditions that are consistent with, and expressly made subject to, the terms and conditions of this Agreement; (iii) EverInsight shall be provided by VistaGen with a copy of such sublicense agreement within thirty (30) days of execution, which copy may redact any financial or other priority terms; and (iv) VistaGen shall be responsible to EverInsight for a breach of this Agreement due to the breach by such Third Party of such sublicense agreement. VistaGen hereby waives any requirement that EverInsight exhaust any right, power or remedy, or proceed against any sublicensee for any obligation or performance under this Agreement prior to proceeding directly against VistaGen.

2.4
VistaGen’s Retained Rights; Limitations of License Grants.

(a)
Retained Rights.

(i)
Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted by or reserved to VistaGen pursuant to any other term or condition of this Agreement, VistaGen hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its and their direct and indirect Third Party licensors under any In-License Agreement, (sub)licensees and contractors) all right, title and interest in and to the Licensed Patents, the Licensed Know-How, VistaGen Development Data, VistaGen’s interests in and to Joint Patents and Joint Know-How, Regulatory Documentation of VistaGen and the Corporate Names of VistaGen and their Affiliates, in each case, for purposes of performing or exercising the Retained Rights.

(ii)
Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted by or reserved to EverInsight pursuant to any other term or condition of this Agreement, EverInsight hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its and their direct and indirect Third Party licensors under any In-License Agreement, (sub)licensees and contractors) all right, title and interest in and to the EverInsight Patents, the EverInsight Know-How, EverInsight Development Data, EverInsight’s interests in and to Joint Patents and Joint Know-How, Regulatory Documentation of EverInsight and the Corporate Names of EverInsight and their Affiliates, in each case, for purposes of performing its obligations or exercising its rights under this Agreement, and also for purposes of Manufacturing or having Manufactured the Compound and Licensed Product outside the Territory solely for Exploitation in the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
In-License Agreements.

(1)
If VistaGen or any of its Affiliates negotiates with a Third Party at arms’ length to obtain a license to any Know-How or Patent that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of the Compound or any Licensed Product (such Know-How or Patent, “VistaGen Third Party IP”, such license, an “In-License Agreement”), then VistaGen shall promptly notify EverInsight and identify the relevant VistaGen Third Party IP, with a copy to the JSC. The applicable VistaGen Third Party IP shall be included in the license granted to EverInsight under Section 2.1 (License to EverInsight) and considered VistaGen Patents and VistaGen Know-How, respectively, only if VistaGen discloses the substantive terms of the In-License Agreement to EverInsight, which VistaGen hereby agrees to do, and EverInsight agrees in writing to (A) comply with all the relevant obligations of such In-License Agreement, and (B) pay [*****] of the portion of all upfront, milestone, royalty and other payments under the In-License Agreement that are allocable to the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field in the Territory; provided, however, that, such upfront, milestone, royalty and other payments should be (x) at fair market value for such a license in the Territory; and (y) directly attributable to the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field in the Territory by EverInsight or any of its Affiliates or any Sublicensees; and (z) for any such payment that is applicable to the Respective Territories of both Parties (such as upfront payment), such payment shall be allocated between the Parties’ Respective Territories based on the relative value of the market for the Licensed Product in each Party’s Respective Territory, and EverInsight shall pay [*****] of the portion allocable to the Territory (for clarity, VistaGen shall be solely responsible for, and EverInsight shall have no obligation to pay any portion of, all such payment that is not allocable to the Territory, such as royalty payment for the sale of Licensed Product outside the Territory). For the avoidance of doubt, if EverInsight reasonably determines that such VistaGen Third Party IP under the In-License Agreement is not necessary for the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field in the Territory, EverInsight has the right not to pay any costs associated with such In-License Agreement, in which case such VistaGen Third Party IP shall not be included in the license granted to EverInsight under Section 2.1 (License to EverInsight) and shall not be considered to be VistaGen Patents and VistaGen Know-How.

(2)
If EverInsight or any of its Affiliates or Sublicensees negotiates with a Third Party at arms’ length to obtain a license to any Know-How or Patent that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other Exploitation of the Compound or any Licensed Product and actually applies such Know-How or Patent in the Development, Manufacture, Commercialization or other Exploitation of the Compound or any Licensed Product (such Know-How or Patent, “EverInsight Third Party IP”, such license, an “EverInsight In-License Agreement”), then EverInsight shall promptly notify VistaGen and identify the relevant EverInsight Third Party IP, with a copy to the JSC. The applicable EverInsight Third Party IP shall be included in the license granted by EverInsight to VistaGen under Section 2.2 (License to VistaGen) and considered EverInsight Patents and EverInsight Know-How, respectively, only if EverInsight discloses the substantive terms of such EverInsight In-License Agreement to VistaGen, which EverInsight hereby agrees to do, and VistaGen agrees in writing to (A) comply with all the relevant obligations of such EverInsight In-License Agreement; (B) pay [*****] of the portion of all upfront, milestone, royalty and other payments under the EverInsight In-License Agreement that are allocable to the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field in the Territory, which VistaGen hereby agrees to do; and (C) pay [*****] of the portion of all upfront, milestone, royalty and other payments applicable to the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field outside the Territory; provided, however, that, such upfront, milestone, royalty and other payments under clause (B) above should be (x) at fair market value for such a license in the Territory; and (y) directly attributable to the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field in the Territory by EverInsight or any of its Affiliates or any Sublicensees; and (z) for any such payment that is applicable to the Respective Territories of both Parties (such as upfront payment), such payment shall be allocated between the Parties’ Respective Territories based on the relative value of the market for the Licensed Product in each Party’s Respective Territory, and VistaGen shall pay [*****] of the portion allocable to the Territory (for clarity, pursuant to clause (C) above, VistaGen shall be solely responsible for, and shall reimburse EverInsight for, all such payment that is not allocable to the Territory, such as royalty payment for the sale of Licensed Product outside the Territory). For the avoidance of doubt, if VistaGen reasonably determines that such EverInsight Third Party IP is not necessary for the Development, Manufacture or Commercialization of the Compound or any Licensed Product in the Licensed Field outside the Territory, VistaGen has the right not to pay the costs associated with such EverInsight In-License Agreement outside the Territory under clause (C) above (for further clarity, VistaGen shall remain obligated to pay its share of the costs associated with such EverInsight In-License Agreement in the Territory under clause (B) above), in which case such EverInsight Third-Party IP shall not be included in the license granted to VistaGen under Section 2.2 (License to VistaGen) and shall not be considered to be EverInsight Patents and EverInsight Know-How. In the event that VistaGen does agree to accept such Third-Party license outside of the Territory, the provisions of clauses (3), (4) and (5) of this Section 2.4(b) (In-License Agreements) shall apply, mutatis mutandis, to any such Third Party license.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(3)
Subject to this Section 2.4(b) (In-License Agreements), the licenses granted by VistaGen in Section 2.1 (License to EverInsight) include sublicenses solely under the applicable license rights granted to VistaGen or its Affiliates by Third Parties under the In-License Agreements. Any Sublicense with respect to Know-How or Patents of a Third Party hereunder and any right of EverInsight (if any) to grant a further sublicense thereunder, shall be subject and subordinate to the terms and conditions of the In-License Agreement under which such sublicense is granted and shall be effective solely to the extent permitted under the terms of such agreement. Without limitation of the foregoing, in the event and to the extent that any In-License Agreement requires that particular terms or conditions of such In-License Agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under such In-License Agreement.

(4)
The Parties shall cooperate with each other in good faith to support each other in negotiating rights under EverInsight Third Party IP in order for VistaGen to obtain such rights outside of the Territory and in complying with VistaGen’s and its Affiliates’ obligations under each In-License Agreement. Without limitation to the foregoing, (A) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of an In-License Agreement and agree upon, to the extent reasonably possible, a consistent interpretation of the terms of such In-License Agreement in order to, as fully as possible, allow VistaGen and its Affiliates to comply with the terms of such In-License Agreement; (B) to the extent there is a conflict between any terms of this Agreement and any terms of any In-License Agreement (including with respect to sublicensing rights, diligence obligations, prosecution, maintenance, enforcement, defense, any obligations for a counterparty to such In-License Agreement to maintain a Party’s information as confidential and any obligations for a Party to maintain as confidential the information of a counterparty to such In-License Agreement), the terms of such In-License Agreement shall control with respect to the relevant Know-How, Patents or other rights granted to EverInsight hereunder; and (C) EverInsight and its Affiliates and Sublicensees shall comply with any applicable reporting and other requirements under the In-License Agreements, and the provisions regarding currency conversion, international payments and late payments, and any other relevant definitions and provisions, of the relevant In-License Agreements shall apply to the calculation of the payments due under the relevant In-License Agreements.

(5)
On an In-License Agreement-by-In-License Agreement basis, from and after the date on which EverInsight agrees in writing pursuant to Section 2.4(b)(1) to accept the Patents and Know-How covered by such In-License Agreement as Licensed Technology under this Agreement, VistaGen shall maintain such In-License Agreement in full force and effect, shall not enter into any subsequent agreement with any other party to such In-License Agreement that modifies or amends such In-License Agreement in any way that would materially adversely affect EverInsight’s rights or interest under this Agreement without EverInsight’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and shall provide EverInsight with a copy of all modifications to or amendments of such In-License Agreement, regardless of whether EverInsight’s consent was required with respect thereto.

2.5
Transfer of Know-How. Within [*****] days following the Effective Date, VistaGen shall commence disclosing and making available to EverInsight the Licensed Know-How (including the VistaGen Development Data therein) necessary or reasonably required for EverInsight to file a CTA covering a Licensed Product and to Develop the Compound and Licensed Product in the Licensed Field in the Territory. In addition, throughout the Term of this Agreement, VistaGen shall promptly disclose and make available to EverInsight any Licensed Know-How (including the VistaGen Development Data therein) that has not previously been provided to EverInsight, or is developed or generated or otherwise comes into VistaGen’s Control after the Effective Date. Such disclosure and transfer shall be made at no additional cost to EverInsight and according to a timeline mutually agreed by EverInsight and VistaGen, each of which shall cooperate with each other in good faith to enable a smooth transfer of the Licensed Know-How from VistaGen to EverInsight. Upon EverInsight’s reasonable request during such transfer, VistaGen shall provide reasonable technical assistance, at no additional cost to EverInsight, including making appropriate employees available to EverInsight at reasonable times, places and frequency, and upon reasonable prior notice, for the purpose of assisting EverInsight to understand and use the Licensed Know-How in connection with EverInsight’s filing of such CTA covering such Licensed Product and the Development of the Compound and Licensed Product in the Licensed Field in the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

2.6
No Implied Licenses; Negative Covenant. Except as set forth herein, no Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any Know-How, Patents, trademarks or other intellectual property rights owned or Controlled by any other Party. EverInsight hereby covenants not to practice, and not to permit or cause any of its Affiliates or any Third Party to practice, any Licensed Technology for any purpose other than as expressly authorized in this Agreement.

2.7
Non-Diversion.
(a)
EverInsight hereby covenants and agrees that it will not, and will ensure that its Affiliates will not, and will ensure its Sublicensees and subcontractors are bound by contractual obligations not to, either directly or indirectly, promote, market, solicit, distribute, import, sell or have sold Licensed Product outside the Territory. In furtherance of the foregoing, EverInsight shall not and will ensure that its Affiliates do not, and shall use Commercially Reasonable Efforts to ensure that its or their Sublicensees or distributors do not knowingly distribute, market, promote, offer for sale or sell the Compound or any Licensed Product directly or indirectly to any Person outside the Territory or to any Person inside the Territory that EverInsight or any of its Affiliates or any of its or their Sublicensees or distributors knows has directly or indirectly distributed, marketed, promoted, offered for sale or sold, or has reasonable grounds to believe intends to directly or indirectly distribute, market, promote, offer for sale or sell, the Compound or any Licensed Product for use outside the Territory. If EverInsight or any of its Affiliates receives or becomes aware of the receipt by it or any Sublicensee or distributor of any orders for the Compound or any Licensed Product for use outside the Territory, such Person shall refer such orders to VistaGen.

(b)
VistaGen hereby covenants and agrees that it will not, and shall ensure that its Affiliates will not, and will ensure its licensees and sublicensees (other than EverInsight, its Affiliates and Sublicensees) and subcontractors are bound by contractual obligations not to, either directly or indirectly, promote, market, solicit, distribute, import, sell or have sold Licensed Product in the Territory. In furtherance of the foregoing, VistaGen shall not and will ensure that its Affiliates do not, and shall use Commercially Reasonable Efforts to ensure that its or their licensees and sublicensees (other than EverInsight, its Affiliates and Sublicensees) or distributors do not knowingly distribute, market, promote, offer for sale or sell the Compound or any Licensed Product directly or indirectly to any Person in the Territory or to any Person outside the Territory that VistaGen or any of its Affiliates or any of its or their licensees or sublicensees (other than EverInsight, its Affiliates and Sublicensees) or distributors knows has directly or indirectly distributed, marketed, promoted, offered for sale or sold, or has reasonable grounds to believe intends to directly or indirectly distribute, market, promote, offer for sale or sell, the Compound or any Licensed Product for use in the Territory. If VistaGen or any of its Affiliates receives or becomes aware of the receipt by it or any licensees, sublicensee (other than EverInsight, its Affiliates and Sublicensees) or distributor of any orders for the Compound or any Licensed Product for use in the Territory, such Person shall refer such orders to EverInsight.

2.8
Non-Compete. During the Term of this Agreement, neither Party shall, and each Party shall cause its Affiliates and their respective Sublicensees not to, directly or indirectly, enable or assist any Person that is not a Party to this Agreement to, Develop, Manufacture or Commercialize any intra-nasal formulation of Androstadienol in the Territory for the treatment of social anxiety disorder, other than the Compound and the Licensed Product in accordance with this Agreement (the “Competing Product”). If EverInsight requests a waiver of this Section with regard to a particular product and/or a particular transaction, VistaGen will in good faith give due consideration to such request. Notwithstanding the foregoing, if EverInsight is acquired by or merges or consolidates with a Third Party that, at the time of such acquisition, is actively Developing, Manufacturing and/or Commercializing a Competing Product in the Territory, then the activities of EverInsight, its Affiliates and their respective Sublicensees under and in accordance with the terms of such license agreement and the activities of such Third Party acquirer for the continued development, manufacturing and/or commercialization of the Competing Product, respectively, shall not be deemed to breach this Section 2.8.

2.9
Subcontracting. Notwithstanding Section 2.3 (Sublicense Rights), each Party may, without the other Party’s consent, subcontract on a fee-for-service basis with a Third Party to perform any or all of its obligations hereunder (a “Subcontractor”), including by appointing one or more distributors, and grant a sublicense to the Subcontractor solely to the extent necessary to perform such subcontracted obligations; provided that (a) no such permitted subcontracting shall relieve the subcontracting Party of any obligation hereunder (except to the extent satisfactorily performed by such Subcontractor) or any liability and the subcontracting Party shall be and remain fully responsible and liable therefor; (b) the agreement pursuant to which the subcontracting Party engages any Subcontractor must be consistent in all material respects with this Agreement, including terms consistent with the confidentiality, restrictions on use and intellectual property provisions of this Agreement, and (c) the subcontracting Party shall be responsible to the other Party for the breach of this Agreement due to breach of any subcontracting agreement by its Subcontractors. The subcontracting Party hereby waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any Subcontractor for any obligation or performance under this Agreement prior to proceeding directly against the subcontracting Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

2.10
Statements and Compliance with Applicable Laws. Each Party shall and shall cause its Affiliates and its and their respective licensees and Sublicensees to comply with all Applicable Laws with respect to the Exploitation of Licensed Product, including the extranational application of U.S. laws and regulations as related, for example, to regulatory matters, export controls and transfer of technology to certain countries and to foreign corrupt practices. Each Party shall, and shall cause its Affiliates to, and shall use Commercially Reasonable Efforts to cause its and their licensees, Sublicensees, employees, representatives, agents, and distributors to avoid taking, or failing to take, any actions that such Party knows or reasonably should know would jeopardize the goodwill or reputation of the other Party or its Affiliates or the Licensed Product or any Trademark associated therewith. Without limitation to the foregoing, each Party shall in all material respects conform its practices and procedures relating to the Commercialization of the Licensed Product and educating the medical community in its Respective Territory with respect to the Licensed Product to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Laws. Each Party agrees that in performing its obligations under this Agreement, it will not employ or engage any Person who has been debarred or disqualified by any Regulatory Authority, or, to its knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority.

2.11
Section 365(n). All rights and licenses granted under or pursuant to this Agreement by VistaGen or EverInsight are, and will otherwise be deemed to be, for the purposes of Section 365(n) of the U.S. Bankruptcy Code, and any similar law in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or any similar law in the Territory. The Parties agree that each Party, as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any similar law in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any similar law in the Territory, the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject party.

2.12
Technology Escrow. Promptly after the Effective Date, VistaGen shall deposit all existing Licensed Know-How (for clarity, including all Licensed Manufacturing Know-How) with an escrow agent selected by EverInsight and reasonably acceptable to VistaGen and pursuant to an escrow agreement that requires the escrow agent to release the Licensed Know-How to EverInsight upon the commencement of a bankruptcy proceeding by or against VistaGen under the U.S. Bankruptcy Code or any similar law in the Territory. Throughout the term of this Agreement, VistaGen shall periodically (no less than annually) update such technology escrow to include any new Licensed Know-How that is developed or generated or otherwise comes into VistaGen’s Control after the Effective Date. The Parties shall share equally the cost of establishing and maintaining such technology escrow.

ARTICLE 3 GOVERNANCE

3.1
Joint Steering Committee. As soon as practicable after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of equal number of representatives of VistaGen and representatives of EverInsight, to coordinate the Development and Commercialization of the Compound and Licensed Product in the Licensed Field in the Territory. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC shall:

(a)
serve as a forum for discussing Development of the Compound and Licensed Product in the Licensed Field in the Territory, including by reviewing the Development Plan and coordinating the conduct of the Development activities;

(b)
serve as a forum for discussing the Manufacture and supply of Compound and Licensed Product in the Licensed Field in the Territory, including by reviewing the Development strategy and Commercialization strategy for the Territory and coordinating the conduct of the Manufacturing and supply activities;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(c)
serve as a forum for discussing Development of the Compound and Licensed Product in the Licensed Field in the Territory, including by (i) providing EverInsight with a forum at each meeting to disclose EverInsight’s, or its Affiliates’ or Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Product in the Territory; material clinical study results; and the Marketing Authorization Applications that EverInsight or any of its Affiliates reasonably expect to make, seek or attempt to obtain in the Territory; (ii) reviewing the current Development Plan and, with the JSC’s approval, making any amendments or updates to the Development Plan; and (iii) coordinating the conduct of the Development activities;

(d)
serve as a forum to keep EverInsight updated on the Development of the Compound and Licensed Product in the Licensed Field outside the Territory, including material clinical study results and any Marketing Authorization Application for the Licensed Product filed outside the Territory;

(e)
coordinate the activities of VistaGen and EverInsight under this Agreement;

(f)
establish a Joint Manufacturing Committee to enable regular information exchange on CMC issues, discuss possible costs reductions and review potential CMOs and prepare joint manufacturing plans, transfers and selections of joint manufacturing partners, and a Joint Commercialization Committee for discussing and coordinating the launch activities for the Licensed Product (for clarity, neither such subcommittee nor the JSC shall have any decision making authority over commercialization of the Licensed Product anywhere in the Territory); and

(h)
perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. For clarity, the JSC shall not have any right, power or authority: (i) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (ii) to modify or amend the terms and conditions of this Agreement.
3.2
JSC Membership and Meetings.

(a)
JSC Members. Each Party will designate equal number (at least two) of representatives to the JSC within thirty (30) days after the Effective Date. Each Party may replace its JSC representatives on written notice to the other Party, but each Party shall strive to maintain continuity. The Alliance Managers shall jointly prepare and circulate the meeting agenda at least five (5) Business Days in advance of each meeting, and shall also promptly, but in no event later than thirty (30) days after such meeting, prepare and circulate for review and approval of the Parties the minutes of such meeting.

(b)
JSC Meetings. The JSC will hold its first meeting within thirty (30) days of establishment of the JSC pursuant to Section 3.1 (Joint Steering Committee). At this first meeting, the JSC will address the initial transfer of Licensed Know-How provided for in Section 2.5 (Transfer of Know-How) and any other topics the Parties deem appropriate. Thereafter, the JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once per Calendar Quarter. Meetings may be held in person, or by audio or video teleconference; provided, that unless otherwise agreed by VistaGen and EverInsight, at least one (1) meeting per year shall be held in person, and all in-person JSC meetings shall be held at locations mutually agreed upon by VistaGen and EverInsight. Each Party shall be responsible for all of its own expenses of participating in JSC meetings.

(c)
Non-Member Attendance. Each of VistaGen and EverInsight may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non‑voting capacity; provided, that if either VistaGen or EverInsight intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide at least five (5) Business Days’ prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. The Party inviting any such Third Party shall be responsible for all of such Third Party’s costs and expenses of participating in JSC meetings, unless such invitation is mutually made by VistaGen and EverInsight, in which case they shall equally share such costs and expenses.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

3.3
JSC Decision-Making. All decisions of the JSC shall be made by unanimous vote, with VistaGen’s representatives and EverInsight’s representatives each collectively having one (1) vote. If after reasonable discussion and good faith consideration of each of their views on a particular matter before the JSC, the representatives of VistaGen and EverInsight cannot reach an agreement as to such matter within thirty (30) calendar days after such matter was brought to the JSC for resolution, such disagreement shall:

(a)
be referred to the Chief Executive Officer of VistaGen (or his or her designee) and the Chief Executive Officer of EverInsight (or his or her designee) (collectively, the “Executive Officers”) for resolution, who shall use good faith efforts to resolve such matter within forty-five (45) calendar days after it is referred to them and, if such matter is resolved by the Executive Officers, such resolution shall be implemented by and binding on the Parties.

(b)
If the Executive Officers are unable to reach consensus on any such matter during such forty-five (45) calendar day period, then

(i) the Chief Executive Officer of EverInsight shall have the right to make the final decision if such matter (A) involves the Development of, Regulatory Approval for, Commercialization or other Exploitation of the Compound or a Licensed Product in the Territory and (B) is not reasonably expected to have a material adverse effect on the Development of, Regulatory Approval for, Commercialization or Exploitation of the Compound or a Licensed Product outside the Territory;

(ii) the Chief Executive Officer of VistaGen shall have the right to make the final decision if such matter (A) involves the Development of, Regulatory Approval for, Commercialization or other Exploitation of the Compound or a Licensed Product outside the Territory, and (B) is not reasonably expected to have a material adverse effect on the Development of, Regulatory Approval for, or Commercialization or Exploitation of the Compound or a Licensed Product in the Territory; or

(iii) in all other cases, such matter will be resolved in accordance with Section 14.10 (Dispute Resolution).

(c)
If the Parties dispute whether a matter subject to the decision making mechanism set forth above is reasonably expected to have a material adverse effect on the Development of, Regulatory Approval for, or Commercialization or Exploitation of the Compound or a Licensed Product in a Party’s Respective Territory, such dispute shall be resolved by an independent, impartial and conflicts-free Third Party expert, who shall be experienced in the global aspects of the development, manufacture and commercialization of pharmaceutical products similar to the Licensed Product (the “Expert”). For clarity, such dispute shall not be subject to the dispute resolution mechanism set forth in Section 14.10. Within fifteen (15) days after a Party alleges material adverse impact in its Respective Territory as set forth above and the other Party disagrees with such allegation, the Parties shall mutually agree upon the Expert and, as promptly as possible thereafter, the Parties shall jointly retain the Expert. If the Parties are unable to agree on a mutually acceptable Expert within such fifteen (15) day period, each Party will select one (1) Expert and those two (2) Party selected Experts will select a third Expert within ten (10) days thereafter, and such third Expert shall be the sole Expert to resolve such dispute in accordance with this Section 3.3(c). Each Party shall bear its own costs associated such Expert decision and share the costs of the Expert equally. The determination of the Expert shall be binding on the Parties and the Parties shall act in accordance with the Expert’s decision.

3.4
Alliance Manager. Each Party will assign an Alliance Manager, who will be a non-voting member of the JSC and the primary contact for all non-technical matters of governance, who will organize JSC meetings as reasonably necessary and lead the drafting of minutes. Either Alliance Manager may also call for ad-hoc meetings if one of the Parties deems that necessary.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

ARTICLE 4 DEVELOPMENT

4.1
General. Subject to the terms and conditions of this Agreement (including without limitation the Retained Rights), EverInsight shall be solely responsible for the Development of the Compound and Licensed Product in the Licensed Field in the Territory, including the performance of preclinical and clinical studies of any Compound or any Licensed Product in the Licensed Field in the Territory. Notwithstanding the foregoing, VistaGen shall be solely responsible for conducting a six (6) month rat toxicology study in China, which study will be conducted by [*****] at VistaGen’s own cost and expense.

4.2
Development Plan. EverInsight’s initial plan for the Development of the Compound and Licensed Product (the “Development Plan”) is attached hereto as Exhibit D. The Development Plan will include, among other things, critical activities to be undertaken, certain timelines, go/no go decision points and relevant decision criteria and certain allocations of responsibilities between the Parties to facilitate the registration, launch, and Commercialization of the Compound and Licensed Product in the Territory. The Development Plan will be focused on efficiently obtaining Regulatory Approval for a Licensed Product in the Licensed Field in the Territory, with an emphasis on Mainland China and South Korea. EverInsight shall conduct all Development of the Compound and Licensed Product in the Licensed Field in the Territory in accordance with the Development Plan. The Development Plan also shall take into consideration Development, Regulatory Approval, or commercial impacts on the Licensed Product outside the Licensed Field and Territory. From time to time, but at least once per Calendar Year, EverInsight will, with the assistance of the JSC, update the Development Plan and submit such updated plan to the JSC for review, discussion, and approval. Any disagreement or dispute in the JSC regarding the Development Plan shall be resolved in the manner set forth in Section 3.3 (JSC Decision-Making). If any updated or new terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

4.3
Diligence.

(a)
Commercially Reasonable Efforts by EverInsight. EverInsight, directly and/or with or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for the Compound and the Licensed Product in the Licensed Field in Mainland China and South Korea in accordance with the Development Plan.

(b)
Commercially Reasonable Efforts by VistaGen. VistaGen, directly and/or with or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for the Compound and the Licensed Product in the Licensed Field in the U.S.

4.4
Development Costs.

(a)
As between the Parties, EverInsight shall be solely responsible for the cost for the Development of the Compound and the Licensed Product in the Licensed Field in the Territory and VistaGen shall be solely responsible for the cost for the Development of the Compound and the Licensed Product in the Licensed Field outside the Territory, except as otherwise provided in Section 4.1 and 4.4(b). For clarity, VistaGen shall be responsible for the cost of the toxicology study to be conducted in China as described in Section 4.1.
(b)
EverInsight shall have the option, but not the obligation, to participate in global Phase 3 Clinical Trial and long-term safety study in social anxiety disorder conducted by VistaGen (or its Affiliates or (sub)licensees) to support Regulatory Approval in the Territory. VistaGen shall keep EverInsight informed on its global development plan for the Compound and Licensed Product. Before initiating any global Phase 3 Clinical Trial and long-term safety study for the Licensed Product, VistaGen shall notify EverInsight and provide EverInsight with relevant study plan and protocol for review and consideration. If EverInsight elects to participate in such global Phase 3 Clinical Trial or long-term safety study, then the Parties shall ensure that sufficient number of subjects in the Territory are enrolled in such clinical trial in order to support Regulatory Approval in the Territory, and EverInsight shall (i) be responsible for the conduct of, and all direct costs and expenses of conducting, such clinical trial in the Territory (provided however that if VistaGen requests in writing that EverInsight enrolls in the Territory more subjects than the minimum number required for Regulatory Approval in the Territory, then the Parties shall discuss such request in good faith, and if EverInsight agrees to enroll such excess subjects, VistaGen shall reimburse EverInsight for the clinical trial cost for such excess subjects); and (ii) pay or reimburse VistaGen for a pro rata portion (based on the number of subject enrolled in the Territory vs worldwide in such clinical trial) of all of the Indirect Costs of such global clinical trial outside of the Territory, not to exceed [*****] of the total Indirect Costs of such global clinical trial. VistaGen shall provide EverInsight with reasonable supporting documents (including Third Party invoices) for the Indirect Costs of such global clinical trial. For clarity and notwithstanding the foregoing, the cost sharing in this subsection (b) shall not apply to the first U.S. Phase 3 Clinical Trial, the cost of which shall be solely born by VistaGen.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

4.5
Development Records and Reports.

(a)
EverInsight shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate records and reports pertaining to Development of Licensed Product hereunder, in sufficient detail for VistaGen to verify EverInsight’s compliance with its obligations under this Agreement. Such records and reports shall (i) be summarized in English in sufficient detail for VistaGen to verify EverInsight’s compliance with its obligations under this Agreement and for VistaGen to properly use such records and reports for patent and regulatory purposes, (ii) be appropriate for patent and regulatory purposes; (iii) be in compliance with Applicable Laws; (iv) properly reflect all work done and results achieved in the performance of its Development activities hereunder; (v) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement; and (vi) be retained by EverInsight for at least five (5) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Laws.

(b)
Starting on [*****], EverInsight shall provide VistaGen with an annual written report summarizing in sufficient detail for VistaGen to verify EverInsight’s compliance with its obligations under this Agreement (i) the Development activities conducted in the preceding Calendar Year by it and its Affiliates and Sublicensees, and (ii) the Development activities planned to be conducted in such Calendar Year by it and its Affiliates and Sublicensees. If at any time VistaGen’s representatives on the JSC are not fully able to perform their rights and duties on the JSC in the absence of a review of any of such books and records, EverInsight shall, upon reasonable written request from such JSC representative, provide a copy of such records to the JSC.

ARTICLE 5 REGULATORY

5.1
Regulatory Responsibilities. EverInsight shall be responsible, at its cost and subject to the Retained Rights and except as set forth in this ARTICLE 5, for all regulatory activities necessary to prepare, obtain and maintain Marketing Authorization Applications, Regulatory Filings and other Regulatory Approvals for the Compound and Licensed Product in the Licensed Field in the Territory. EverInsight shall keep VistaGen informed of regulatory developments related to the Compound or Licensed Product in the Licensed Field in the Territory via the JSC.

5.2
Regulatory Reports. Starting on [*****], EverInsight shall provide VistaGen with an annual written report summarizing the clinical data and safety results generated from the regulatory activities performed in the preceding Calendar Year by it and its Affiliates and Sublicensees, in sufficient detail for VistaGen to verify EverInsight’s compliance with its obligations under this Agreement and for VistaGen to properly use data and results for patent and regulatory purposes.

5.3
Regulatory Cooperation.

(a)
EverInsight. EverInsight shall notify VistaGen of all material Regulatory Documentation submitted or received by EverInsight or its Affiliates or Sublicensees that are related to any Licensed Product in the Territory reasonably prior to such submission or reasonably after receipt. Moreover, with respect to Regulatory Filings in the Territory, EverInsight will provide VistaGen with the draft of such Regulatory Filings and an English summary thereof reasonably prior to submission so that VistaGen may have reasonable opportunity to review and comment on them. EverInsight shall consider all comments of VistaGen in good faith, taking into account the best interests of the Development, Regulatory Approval and/or Commercialization of the Licensed Product, but has no obligation to accept any comments of VistaGen, except to the extent that ignoring such comment could reasonably be expected to have a material adverse effect on the Development of, Regulatory Approval for, or Commercialization or Exploitation of the Compound or a Licensed Product outside the Territory. Material submissions made by EverInsight to, or correspondence with, Regulatory Authorities will be provided to VistaGen reasonably in advance to enable translation by VistaGen, if any such submissions or correspondence are not available in English. VistaGen shall not provide any Regulatory Documentation of EverInsight, its Affiliates, or Sublicensees to any of VistaGen’s sublicensees who does not agree pursuant to Section 5.3(b) (VistaGen) to permit its Regulatory Documentation to be shared with EverInsight, its Affiliates, and its Sublicensees.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
VistaGen. VistaGen shall provide or make available to EverInsight copies of all material Regulatory Documentation submitted or received by VistaGen or its Affiliates that are related to any Licensed Product outside the Territory reasonably after such submission or receipt. VistaGen shall use Commercially Reasonable Efforts to negotiate an agreement with each sublicensee to make available to EverInsight copies of all material Regulatory Documentation that are related to any Licensed Product outside the Territory that are Controlled by its such sublicensee. Upon reasonable request, VistaGen will support EverInsight’s regulatory filing efforts, as necessary, and in alignment with VistaGen’s formal role as the global study sponsor. This may include participation in certain meetings with regulatory authorities, if requested by EverInsight, and signing or co-signing the clinical study site contracts, if global sponsor’s signature is required by the study site in the Territory. Due to requirement by many leading clinical trial hospitals in China that the global sponsor listed on the protocol is a party to the site contracts, VistaGen agrees to accept this responsibility. EverInsight shall indemnify VistaGen for such contractual liabilities in the Territory.

(c)
Confidentiality. Any information of a Party to which the other Party obtains access pursuant to this Section 5.3 (Regulatory Cooperation) shall, subject to ARTICLE 10 (Confidentiality; Publication), be deemed the Confidential Information of such first Party.

5.4
Rights of Reference.

(a)
Without any additional consideration to VistaGen, VistaGen hereby grants to EverInsight and its Affiliates and Sublicensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to all VistaGen Regulatory Documentation and the VistaGen Development Data to the extent necessary or reasonably useful for EverInsight to Exploit the Compound or Licensed Product in the Licensed Field in the Territory.

(b)
Without any additional consideration to EverInsight, EverInsight hereby grants to VistaGen and its Affiliates, and any current or future direct or indirect (sub)licensee of VistaGen with respect to the Compound or a Licensed Product, a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to the EverInsight Development Data to the extent necessary or reasonably useful for VistaGen to Exploit the Compound, Licensed Product(s) in the Licensed Field outside of the Territory.

(c)
Promptly after a Party, its Affiliate or its or their licensees or Sublicensees generate(s) any VistaGen Development Data or EverInsight Development Data (as applicable), such Party shall provide the other Party with copies of such data, and the other Party may use such data pursuant to the license granted to it under Section 2.1 or 2.2 (as applicable).

(d)
Each Party will provide a signed statement to this effect, if requested by the other Party, that is consistent with the requirements of 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation, in the case of a request by either Party, for the limited purpose described in this Section 5.4 (Rights of Reference).

(e)
Other than as expressly set forth in this Section 5.4 (Rights of Reference), nothing in this Section 5.4 shall require either Party to take, or forbear to take, any action.

(f)
Any information of a Party to which the other Party obtains access pursuant to this Section 5.4 (Rights of Reference) shall, subject to Sections 10.1 (Duty of Confidence) and 10.2 (Exceptions), be deemed the Confidential Information of such first Party. For avoidance of doubt, a Party’s submission of information of the other Party to which such Party obtains access pursuant to this Section 5.4 (Rights of Reference) to a Regulatory Authority shall be governed by and subject to the terms of ARTICLE 10 (Confidentiality; Publication).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

5.5
Recalls, Suspensions or Withdrawals. Each Party shall notify the other Party promptly following its determination that any event, incident or circumstance has occurred that would reasonably be expected to result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Licensed Field and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, EverInsight shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Licensed Field in the Territory; provided that prior to any implementation of such a recall, market suspension or market withdrawal, EverInsight shall consult with VistaGen and shall consider VistaGen’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, EverInsight shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Laws. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 5.5 (Recalls, Suspensions or Withdrawals), as between the Parties, EverInsight shall be solely responsible for the execution thereof. Subject to ARTICLE 13 (Indemnification; Liability), EverInsight shall be responsible for all costs and expenses of any such recall, market suspension or market withdrawal. Notwithstanding the foregoing, any recall, market suspension or market withdrawal that relates to the Manufacture and supply of a Compound or Licensed Product by VistaGen to EverInsight shall be governed by the terms and conditions of the Initial Supply Agreement.

5.6
Pharmacovigilance Agreement; Global Safety Database. The Parties shall enter into a pharmacovigilance agreement at least [*****] days prior to the Initiation of any Clinical Trial of Licensed Product(s) by EverInsight in the Territory providing for the terms pursuant to which (i) VistaGen shall establish, hold and maintain (at VistaGen’s sole cost and expense) the global safety database for Licensed Product and (ii) the Parties will establish a mutually agreed procedure for safety data sharing, adverse event reporting and prescription events monitoring related to the Licensed Product(s), which procedure shall be in accordance with, and enable the Parties to fulfill, their respective regulatory reporting obligations under, all applicable laws. Each Party shall be responsible for reporting safety data, adverse events, quality complaints related to the Products to the global safety database and to the applicable Regulatory Authorities in its Respective Territory, as well as responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Product in its Respective Territory, in each case at its own cost. VistaGen shall provide EverInsight with access to the global safety database to allow EverInsight to comply with its regulatory reporting obligations under applicable laws in the Territory.

5.7
Regulatory Inspections. If any Regulatory Authority (i) contacts a Party, its Affiliates or their respective licensees or Sublicensees with respect to the alleged improper Development, Manufacture or Commercialization of any Licensed Product; (ii) conducts, or gives notice of its intent to conduct, an inspection at such Party’s, its Affiliate’s or licensee’s or Sublicensee’s facilities used in the Development or Manufacturing of Licensed Product or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party, its Affiliates or licensees or Sublicensees that could reasonably be expected to materially adversely affect any Development, Manufacture or Commercialization activities with respect to the Licensed Product, whether in or outside the Territory, then such will promptly notify the other Party of such contact, inspection or notice and shall provide the other Party with copies of all materials, correspondence, statements, forms and records filed with or received from the Regulatory Authority in connection therewith.

ARTICLE 6 SUPPLY

6.1
Supply. Subject to the first sentence of Section 6.2(a), before the completion of the manufacturing technology transfer under Section 6.2(b), EverInsight shall exclusively obtain its supply of Licensed Product from VistaGen, and VistaGen shall supply to EverInsight all the Licensed Product requested by EverInsight for Development in the Territory [*****]. Nothing will prevent VistaGen from manufacturing or having manufactured all or any portion of the Licensed Product in the Territory.

6.2
Potential Alternative Suppliers.

(a)
The Parties will collaborate and jointly explore opportunities for identification and qualification of alternative suppliers of the Licensed Product with the mutual intent of reducing substantially the Cost of Goods for the supply of the Licensed Product, for EverInsight, its Affiliates, licensees and sublicensees after Regulatory Approval in the Territory and for VistaGen and its Affiliates, licensees and sublicensees outside the Territory after Regulatory Approval. Upon mutual identification and qualification of such alternative supplier(s) capable of reducing substantially the Cost of Goods for the supply of the Licensed Product, VistaGen shall, pursuant to Section 6.4, conduct a technology transfer of all relevant manufacturing process it possesses to such alternative supplier(s) to allow the Parties to obtain supply of Licensed Product from such alternative supplier(s) at reduced Cost of Goods.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
If the Parties are unable to agree on the alternative supplier(s) under Section 6.2(a) before the [*****], then, at EverInsight’s option and at no additional cost, VistaGen will, pursuant to Section 6.4, conduct a technology transfer of all relevant manufacturing processes it possesses to EverInsight or a Third Party manufacturer(s) that has been chosen by EverInsight for commercial supply in the Territory. VistaGen shall make a good faith effort to complete such technology transfer within [*****] days of EverInsight’s selection of the manufacturer(s) (“Manufacturing Transfer Period”). The Parties agree on a timely and proactive sharing of manufacturing data to facilitate such manufacture technology transfer. This data sharing might be done through the JSC or through a Joint Manufacturing Committee that may be established by the Parties.

6.3
Supply Agreement.

(a)
Initial Supply Agreement. VistaGen and EverInsight agree to negotiate in good faith within [*****] days after the Effective Date a separate agreement concerning the short-term supply of the Compound and Licensed Product for EverInsight’s Development use (including preclinical and/or clinical use) (the “Initial Supply Agreement”), [*****]. Under this Initial Supply Agreement, EverInsight shall provide written notice to VistaGen with rolling forecasts (at least quarterly) promptly following its decision on initiating preclinical experiments or clinical trials. Notwithstanding the foregoing, nothing in this Agreement nor the Initial Supply Agreement shall restrict, impair or otherwise limit VistaGen’s ability to manufacture the Compound or Licensed Product in the Territory for use outside the Territory. The Initial Supply Agreement shall include language on VistaGen’s Commercially Reasonable Efforts to reduce the manufacturing costs and an audit right for EverInsight to review such manufacturing costs

(b)
Commercial Supply Agreement. Upon EverInsight’s request, VistaGen shall introduce EverInsight to VistaGen’s contract manufacturer(s) and reasonably cooperate with EverInsight in its negotiation of a commercial supply agreement for the Licensed Product directly with such contract manufacturer(s).

(c)
Quality Agreement. In connection with negotiation of the Initial Supply Agreement, VistaGen and EverInsight agree to negotiate in good faith a separate agreement concerning the quality of the Compound and Licensed Product supplied by VistaGen to EverInsight (the “Quality Agreement”). The Quality Agreement might either be an attachment of the Initial Supply Agreement or a stand-alone-agreement. Such Quality Agreement will include language about the acceptance criteria and ways to handle failures of the quality criteria among other terms.

6.4
Manufacturing Technology Transfer. In order to enable the Parties to have Manufactured the Compound and Licensed Product by the mutually-designated Third-Party manufacturer(s) consistent with the terms of Section 6.2(a) (Potential Alternative Suppliers), or if such mutually agreed Third-Party manufacturer cannot be found by the [*****], to enable EverInsight to Manufacture or have Manufactured the Compound and Licensed Product for the Territory pursuant to Section 6.2(b), VistaGen shall (a) perform or facilitate technology transfer to such mutually-designated Third Party manufacturer, EverInsight or the Third Party manufacturer selected by EverInsight (the “Designated Manufacturer(s)”) as is necessary or reasonably useful in the Manufacture of the Compound and Licensed Product and as of such date are being used by VistaGen or VistaGen CMO (as defined below) to Manufacture the Compound and Licensed Product (the “Licensed Manufacturing Know-How”) solely for the Designated Manufacturer(s) to Manufacture the Compound and Licensed Products in accordance with the terms and conditions of this Agreement; (b) identify in writing all Subcontractors who Manufacture Compounds or Licensed Product for VistaGen (each, an “VistaGen CMO”); and (c) provide technical assistance (both on site and otherwise) in the transfer and demonstration of the Licensed Manufacturing Know-How that is necessary to Manufacture the Compound and Licensed Product. To the extent that any Licensed Manufacturing Know-How is in the Control of VistaGen but is in the possession of a VistaGen CMO (and is not in VistaGen’s possession), then during the Manufacturing Transfer Period, VistaGen will use Commercially Reasonable Efforts to facilitate the transfer of such Licensed Manufacturing Know-How from such VistaGen CMO to the Designated Manufacturer(s), and/or cause such VistaGen CMO to make such Licensed Manufacturing Know-How available to the Designated Manufacturer(s). VistaGen shall be solely responsible for the cost and expense of such technology transfer and no payment shall be due from EverInsight to VistaGen or any Third Party (including VistaGen CMO) for such technology transfer.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

ARTICLE 7 COMMERCIALIZATION

7.1
General. Subject to the terms and conditions of this Agreement and the Commercialization Plan, EverInsight shall be responsible for all aspects of the Commercialization of the Licensed Product in the Licensed Field in the Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Government Authorities regarding the price and reimbursement status of the Licensed Product and obtaining and maintaining Pricing Approvals; (c) marketing, medical affairs, and promotion; (d) booking sales and distribution and performance of related services; (e) subject to the provisions of Section 5.5 (Recalls, Suspensions or Withdrawals) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Licensed Product in the Licensed Field in the Territory. As between the Parties, EverInsight shall be solely responsible for the costs and expenses of Commercialization of the Licensed Product in the Licensed Field in the Territory.

7.2
Commercialization Plan. EverInsight shall conduct all Commercialization of Compound and Licensed Product in the Licensed Field in the Territory in accordance with a commercialization plan (as amended from time to time in accordance with this Agreement, the “Commercialization Plan”), the initial version of which EverInsight will prepare and provide to the JSC no later than [*****] prior to the anticipated First Commercial Sale of Licensed Product in the Licensed Field in the Territory and which initial Commercialization Plan shall be subject to the review (but not approval) of the Parties through the JSC. From time to time, but at least once every Calendar Year, EverInsight will update the Commercialization Plan and submit such updated plan to the JSC for review and discussion. If any updated Commercialization Plan omits details that a VistaGen representative reasonably believes is necessary for (i) the proper functioning of the JSC or (ii) to verify EverInsight’s compliance with its obligations under this Agreement, then EverInsight shall take into reasonable consideration such comments and, if necessary, further update such Commercialize Plan. If the terms of the Commercialization Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

7.3
Commercial Diligence. Upon Regulatory Approval of a Licensed Product in mainland China or South Korea, EverInsight, directly and/or with or through Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Licensed Field in such jurisdiction.

ARTICLE 8 FINANCIAL PROVISIONS

8.1
Upfront Payment.

(a)
As partial consideration of the rights granted by VistaGen to EverInsight hereunder, within thirty (30) Business Days after the Effective Date, EverInsight shall pay to VistaGen a one-time, non-refundable and non-creditable upfront payment of five million Dollars ($5,000,000).

8.2
Regulatory Milestone Payments.

(a)
As additional consideration of the rights granted by VistaGen to EverInsight hereunder, within [*****] calendar days after the first achievement of the regulatory milestone events below (“Regulatory Milestone Events”) by or on behalf of EverInsight or any of its Affiliates or Sublicensees, EverInsight or its Affiliate or Sublicensee shall notify VistaGen of the achievement of such Regulatory Milestone Event. The Regulatory Milestone Event triggers the corresponding milestone payment due to VistaGen (“Milestone Payment”) and VistaGen shall invoice EverInsight for the applicable non-refundable, non-creditable Milestone Payment corresponding to the Regulatory Milestone Event as shown below, and EverInsight shall remit payment within [*****] Business Days of the receipt of such invoice, as described in Section 8.6 (Currency; Exchange Rate; Payments). For clarity, each Regulatory Milestone Payment set forth above shall be due and payable only once upon the first achievement of the corresponding Regulatory Milestone Event, regardless of how many times such Regulatory Milestone Event is achieved in the Territory.

●
Regulatory Milestone Event for Licensed Product Regulatory Milestone Payment (in U.S. Dollars):

(1) [*****].

(2) [*****].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

8.3
Commercial Milestones.

(a)
Within [*****] calendar days after the end of the first Calendar Year in which aggregate annual Net Sales for that Calendar Year for the Licensed Product in the Territory reach any threshold indicated in the Commercial Milestone Events listed below, EverInsight shall notify VistaGen of the achievement of such Commercial Milestone Event and VistaGen shall invoice EverInsight for the corresponding non-refundable, non-creditable Milestone Payment set forth below and EverInsight shall remit payment to VistaGen within [*****] Business Days after the receipt of the invoice, as described in Section 8.6 (Currency; Exchange Rate; Payments).

Annual Net Sales Milestones for Licensed Product Milestone Payments (in Dollars) (each a “Commercial Milestone Event”):

(1). [*****]

(2). [*****]

(3). [*****]

(4). [*****]

(5). [*****]

(b)
For the purposes of determining whether a Net Sales Milestone Event has been achieved, Net Sales of Licensed Product(s) in the Territory shall be aggregated. For clarity, the annual Net Sales Milestone Payments set forth in this Section 8.3 (Commercial Milestones) shall be payable only once, upon the first achievement of the applicable Commercial Milestone Event, regardless of how many times such Commercial Milestone Event is achieved.

(c)
If a Commercial Milestone Event in Section 8.3 (Commercial Milestones) is achieved and payment with respect to any previous Commercial Milestone Event in Section 8.3 has not been made, then such previous Commercial Milestone Event shall be deemed achieved and EverInsight shall notify VistaGen within fifteen (15) calendar days of such achievement. VistaGen shall then invoice EverInsight for such unpaid previous Commercial Milestone Event(s) and EverInsight shall pay VistaGen such unpaid previous milestone payment(s) within thirty (30) Business Days of receipt of such invoice.

(d)
In the event that, VistaGen believes any Commercial Milestone Event under Section 8.3(a) has occurred but EverInsight has not given VistaGen the notice of the achievement of such Commercial Milestone Event, it shall so notify EverInsight in writing and shall provide to EverInsight data, documentation or other information that supports its belief. Any dispute under this Section 8.3(d) (Commercial Milestones - subsection (d)) that relates to whether or not a Commercial Milestone Event has occurred shall be referred to the JSC to be resolved in accordance with ARTICLE 3 (Governance) and shall be subject to resolution in accordance with Section 14.10 (Dispute Resolution). The Milestone Payments made for each Commercial Milestone Event shall be non-creditable and non-refundable.

8.4
Royalty Payments.

(a)
Royalty Rate. Subject to the terms and conditions of this Agreement (including Section 8.5), in partial consideration of the rights granted by VistaGen to EverInsight hereunder, EverInsight shall pay to VistaGen non-refundable, non-creditable royalties based on the aggregate Net Sales of all Licensed Product sold by EverInsight, its Affiliates and/or its or their respective Sublicensees in the Territory during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Licensed Product.

Calendar Year Net Sales (in Dollars) for all Licensed Product in the Territory Royalty Rates as a Percentage (%) of Net Sales

(1). [*****]

(2). [*****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
Royalty Term. Royalties under this Section 8.4 (Royalty Payments) shall be payable on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis from the First Commercial Sale of a Licensed Product in a jurisdiction until the latest to occur of: (i) expiration of the last‑to‑expire Valid Claim that effectively provides market exclusivity of such Licensed Product in such jurisdiction in the Territory; (ii) expiration of Regulatory Exclusivity for such Licensed Product in such Jurisdiction in the Territory; and (iii) ten (10) years after the First Commercial Sale of the Licensed Product in such jurisdiction in the Territory (the “Royalty Term” for the Licensed Product in the relevant jurisdiction). After expiration of the Royalty Term for a particular Licensed Product in a particular jurisdiction, the license granted by VistaGen to EverInsight hereunder shall continue and shall become fully paid-up, royalty free, perpetual and irrevocable with respect to such Licensed Product in such jurisdiction.

(c)
Royalty Reports and Payment. Within ninety (90) calendar days after each Calendar Quarter of each Calendar Year, commencing with the Calendar Quarter during which the First Commercial Sale of any Licensed Product is made anywhere in the Territory, EverInsight shall provide VistaGen with a report that contains the following information for the applicable Calendar Quarter, on a jurisdiction-by-jurisdiction basis: (A) Net Sales in the Territory; (B) a calculation of the royalty payment due on Net Sales in the Territory; and (C) the exchange rates used. After the receipt of such royalty report, VistaGen shall invoice EverInsight for the royalty payment set forth in such royalty report. Within thirty (30) Business Days after the receipt of the invoice, EverInsight will pay VistaGen all royalties owed with respect to Net Sales for such Calendar Quarter. If, during the following Calendar Quarter, EverInsight discovers that it reported an incorrect amount of Net Sales in the Territory and/or the amounts payment due on such Net Sales in the immediately preceding Calendar Quarter, then EverInsight may, subject to review by VistaGen, adjust and reconcile any such calculation of Net Sales and/or any such underpayment or overpayment of royalty payments due, and shall timely report the same within thirty (30) calendar days after such following Calendar Quarter.

8.5
Royalty Adjustments. Except as otherwise set forth in this Agreement, royalties due hereunder are subject to adjustment as set forth below (such adjustments to be prorated for the Calendar Quarter in which the adjustment becomes applicable):

(a)
Royalty Adjustment for Patent Expiration. In the event that in any jurisdiction in the Territory in any Calendar Quarter during the Royalty Term for a Licensed Product, there is no Valid Claim that provides effective market exclusivity for such Licensed Product (or the Compound contained in such Licensed Product) in such jurisdiction in such Calendar Quarter, then the royalty rate set forth in Section 8.4(a) (Royalty Rate) with respect to such Licensed Product in such jurisdiction in such Calendar Quarter shall be reduced by [*****];

(b)
Royalty Adjustment for Generic Competition. In the event that in any jurisdiction in the Territory in any Calendar Quarter during the Royalty Term for a Licensed Product, there is Generic Competition for such Licensed Product in such jurisdiction in such Calendar Quarter, then the royalty rate set forth in Section 8.4(a) (Royalty Rate) with respect to such Licensed Product in such jurisdiction in such Calendar Quarter shall be reduced by [*****] (provided however that the royalty reduction under Section 8.5(a) shall not apply to such Licensed Product in such jurisdiction in such Calendar Quarter if the royalty reduction under Section 8.5(b) applies).

8.6
Currency; Exchange Rate; Payments. All payments required to be made by EverInsight under this Agreement shall be made in Dollars. All payments payable to, or invoiced from or on behalf of, VistaGen shall be paid bank wire transfer in immediately available funds to one or more bank accounts of VistaGen as designated in written notice from VistaGen. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the exchange rates at the closing on the last Business Day of the Calendar Quarter to which such payment relates as reported in The Wall Street Journal on the following day.

8.7
Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to two (2) percentage points above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue calculated on the number of days such payment is delinquent.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

8.8
Taxes.

(a)
Taxes on Income. Notwithstanding anything else set forth in this Section 8.8 (Taxes), each Party shall solely bear and pay all Taxes imposed on such Party’s net income or gain (however denominated) arising directly or indirectly from the activities of the Parties under this Agreement.

(b)
Tax Payments. The upfront payment, milestone payments, royalties, and any other payment payable by EverInsight to VistaGen pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all Taxes (which, for clarity, shall be the responsibility of EverInsight), except for any Taxes required by Applicable Laws to be withheld or deducted. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of the payments made under this Agreement. To the extent EverInsight is required to deduct and withhold Taxes on any payment to VistaGen, EverInsight shall deduct those Taxes from the remittable payment, pay the Taxes to the proper tax authority in a timely manner, and promptly send proof of payment to VistaGen. VistaGen shall provide EverInsight any tax forms that may be reasonably necessary in order for EverInsight to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. VistaGen shall use reasonable efforts to provide any such tax forms to EverInsight in advance of the due date.

8.9
Financial Records and Audit. EverInsight shall (and shall ensure that its Affiliates and Sublicensees will) maintain complete and accurate books and records pertaining to the Commercialization of Licensed Product hereunder, including books and records of invoiced sales and Net Sales of Licensed Product, in sufficient detail to calculate and verify all amounts payable hereunder and in sufficient detail to permit VistaGen to confirm the accuracy of any royalty payments, other amounts paid or payable under this Agreement and to verify the achievement of Milestone Events under this Agreement. EverInsight shall and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of (a) three (3) years after the end of the period to which such books and records pertain; (b) the expiration of the applicable tax statute of limitations (or any extensions thereof); and (c) for such period as may be required by Applicable Laws. Upon at least thirty (30) Business Days’ prior notice, such records shall be open for examination, during regular business hours, for a period of three (3) Calendar Years from the end of the Calendar Year to which such records pertain, and not more often than once each Calendar Year, by an independent and internationally recognized certified public accountant selected by VistaGen and reasonably acceptable to EverInsight, for the sole purpose of verifying for VistaGen the accuracy of the financial reports furnished by EverInsight under this Agreement or of any payments made, or required to be made, by EverInsight to VistaGen pursuant to this Agreement. The independent public accountant shall disclose to VistaGen only (x) the accuracy of Net Sales reported and the basis for royalty, Milestone Payments and any other payments made to VistaGen under this Agreement and (y) the difference, if any, by which such reported and paid amounts vary from amounts determined as a result of the audit and the details concerning such difference. Except as required by Applicable Laws, no other information shall be provided to VistaGen. No record may be audited more than once. VistaGen shall bear the full cost of such audit unless such audit reveals an underpayment by EverInsight of more than one hundred thousand Dollars ($100,000) or five percent (5%) of the amount actually due (whichever is greater) for any Calendar Year being audited, in which case EverInsight shall reimburse VistaGen for the reasonable costs and expenses for such audit. Unless disputed pursuant to Section 8.10 (Audit Dispute), EverInsight shall pay to VistaGen any underpayment discovered by such audit within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 8.7 (Late Payments)) from the original due date. If the audit reveals an overpayment by EverInsight, then EverInsight may take a credit for such overpayment against any future payments due to VistaGen and, if there will be no future payment due, VistaGen shall promptly refund such overpayment to EverInsight.

8.10
Audit Dispute. If EverInsight disputes the results of any audit conducted pursuant to Section 8.9 (Financial Records and Audit), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure shall be borne between the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by EverInsight, EverInsight shall pay to VistaGen the underpayment within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 8.7 (Late Payments)) from the original due date. If the Auditor determines that there has been an overpayment by EverInsight, then EverInsight may take a credit for such overpayment against any future payments due to VistaGen and, if there will be no future payment due, VistaGen shall promptly refund such overpayment to EverInsight.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

ARTICLE 9 INTELLECTUAL PROPERTY RIGHTS

9.1
Ownership of Intellectual Property

(a)
Ownership of Technology. As between the Parties:

(1)
VistaGen shall solely own on a worldwide basis all right, title and interest in and to any and all VistaGen Sole Inventions, whether or not patented or patentable, and any and all VistaGen Sole Invention Patents; and

(2)
EverInsight shall solely own on a worldwide basis all right, title and interest in and to any and all EverInsight Sole Inventions, whether or not patented or patentable, and any and all EverInsight Sole Invention Patents.

For clarity, each Party shall own on a worldwide basis and retain all right, title and interest in and to any and all Know-How, Inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1 (Licenses to EverInsight) and 2.2 (License to VistaGen)) by such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement.

(b)
Ownership of Joint Patents and Joint Inventions. As between the Parties:

(1)
Each of VistaGen and EverInsight shall own an equal, undivided interest in any and all Joint Inventions and Joint Invention Patents; and

(2)
Each of VistaGen and EverInsight shall promptly disclose to the other in writing, and shall cause its Affiliates and its and their respective Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Inventions. Subject to the licenses granted under Section 2.1 (License to EverInsight) and Section 2.2 (License to VistaGen), each of VistaGen and EverInsight shall have the right to Exploit the Joint Inventions and Joint Invention Patents without the duty of accounting or seeking consent from the other Party.

(c)
United States Law. The determination of whether Inventions, Know-How and other intellectual property rights are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Laws in the United States as such law exists as of the Effective Date irrespective of where or when such conception, discovery, development or making occurs; provided that if the application of such United States Applicable Laws prevents or materially impairs the proper prosecution or maintenance of Patent Rights in any jurisdiction in the Territory, then the Parties shall mutually agree to the application of an appropriate Applicable Laws in order to best advance and maintain the prosecution and maintenance of such Patents in such jurisdiction in the Territory. Each of VistaGen and EverInsight shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions, Know-How, Patents and other intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the sole or joint ownership as provided for in Section 9.1(a) (Ownership of Technology) or 9.1(b) (Ownership of Joint Patents and Joint Inventions); subject to the license granted under this Agreement.

(d)
Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Inventions, Know-How or other intellectual property rights by or on behalf of either Party or its Affiliates or its or their (sub)licensees (or Sublicensees) under or in connection with this Agreement to be under an obligation to assign to such Party their rights in any Inventions, Know-How, Patents and other intellectual property to the extent related to the Compound or Licensed Product, except where Applicable Laws requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment and except in the case of generally applicable (i.e., applicable generally to products other than the Licensed Product) Inventions, Know-How, Patents and other intellectual property (in each case, a suitable license or right to obtain such a license, shall be obtained).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(e)
Ownership of Product Trademarks. Subject to Section 11.3 (Effect of Termination), as between the Parties, (i) EverInsight shall own all right, title and interest in and to the Product Trademarks in the Territory, (ii) EverInsight shall have the right to market the Licensed Product in the Licensed Field in the Territory under the Product Trademarks and all goodwill associated therewith will inure to the benefit of EverInsight and (iii) VistaGen may not use the Product Trademarks without obtaining a proper trademark license from EverInsight (except to the extent necessary to perform its obligations under this Agreement).

(f)
Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its Corporate Names.

(g)
Ownership of Development Data. Subject to ARTICLE 2 (Licenses) and Section 11.3 (Effect of Termination), EverInsight shall own EverInsight Development Data and VistaGen shall own VistaGen Development Data.

9.2
Patent Prosecution and Maintenance.

(a)
VistaGen shall have the first right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Licensed Patents and Joint Patents, both in and outside the Territory, by counsel of its own choice, except that such counsel in the Territory shall be reasonably acceptable to EverInsight (such acceptance not to be unreasonably withheld, delayed or conditioned). VistaGen shall consult with EverInsight and keep EverInsight informed of the status of such Patents in the Territory and also in the US and EU, and shall promptly provide EverInsight with all material correspondence received from any patent authority in the Territory and also in the US and EU in connection therewith. In addition, VistaGen shall promptly provide EverInsight with drafts of all proposed material filings and correspondence to any patent authority in the Territory and also in the US and EU with respect to such Patents for EverInsight’s review and comment at least thirty (30) days prior to the submission of such proposed filings and correspondence. VistaGen shall confer with EverInsight and consider in good faith EverInsight’s comments prior to submitting such filings and correspondence, provided that EverInsight provides such comments within fifteen (15) days (or a shorter period reasonably designated by VistaGen if fifteen (15) days is not practicable given the filing deadline) of receiving the draft filings and correspondence from VistaGen. VistaGen shall also keep EverInsight informed as to the payment schedule for patent maintenance fee for the Licensed Patents and Joint Patents. VistaGen shall be responsible for the costs and expenses incurred by VistaGen for the preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents both in and outside the Territory. For the avoidance of doubt, VistaGen shall be responsible for all costs incurred prior to the Effective Date with respect to the prosecution and maintenance of any Licensed Patents. If EverInsight reasonably determines that a Licensed Patent added after the Effective Date (other than Patent Rights added by an In-License Agreement that EverInsight has accepted pursuant to Section 2.4(b)(1) (In-License Agreements)) or Joint Patent that EverInsight subsequently determines is of low value to EverInsight, then EverInsight has the right upon at least sixty (60) days’ prior written notice to remove such Licensed Patent or Joint Patent from the Licensed Technology hereunder, in which case, following delivery of such notice to VistaGen, (1) the license of Licensed Technology to EverInsight under Section 2.1 (License to EverInsight) as to such Licensed Patent or Joint Patent shall be terminated; (2) the claims of such Licensed Patent or Joint Patent, as the case may be, shall be excluded from Valid Claim; and (3) if requested by VistaGen, EverInsight shall assign, and shall cause its Affiliates and its and their (sub)licensees and Sublicensees to so assign, to VistaGen, without additional compensation, EverInsight’s right, title and interest in and to the relevant Joint Patent (provided that EverInsight shall retain a non-exclusive, fully paid, royalty free, sublicenseable (through multiple tiers), perpetual and irrevocable license and right under the Joint Patent assigned to VistaGen).

(b)
In the event that VistaGen desires to abandon or cease prosecution or maintenance of any Licensed Patent in the Territory (or any jurisdiction therein) or any Joint Patent anywhere in the world, VistaGen shall provide reasonable prior written notice to EverInsight of such intention to abandon (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Patent in the relevant patent office). In such case, upon EverInsight’s written election provided no later than twenty (20) days after such notice from VistaGen, EverInsight shall have the right to assume prosecution and maintenance of such Licensed Patent or Joint Patent at EverInsight’s sole cost and expense. If EverInsight does not provide such election within twenty (20) days after such notice from VistaGen, VistaGen may, in its sole discretion, abandon or cease prosecution and maintenance of such Patent in the Territory (or the relevant jurisdiction).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(c)
EverInsight shall have the sole right, but not the obligation, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all EverInsight Patents throughout the world, at EverInsight’s own cost and expense.

9.3
Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 9.2 (Patent Prosecution and Maintenance), at its own cost. Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the applicable Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2 (Patent Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

9.4
Infringement by Third Parties.

(a)
Notice. In the event that either VistaGen or EverInsight becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patent or Joint Patent in and/or outside the Territory, which infringing activity involves the using, making, importing, offering for sale and/or selling of a Licensed Product or any product that falls within the scope of the Licensed Patents (regardless of whether or not EverInsight and/or VistaGen is currently Developing using, making, importing, offering for sale, selling, and/or otherwise Commercializing the same Licensed Product), or the submission to a Party or a Regulatory Authority in and/or outside the Territory of an application for a product referencing a Licensed Product, or any declaratory judgment or equivalent action challenging any Licensed Patent or Joint Patent in and/or inside the Territory in connection with any such infringement (each, a “Product Infringement”), it will promptly notify the other Party in writing to that effect. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party.

(b)
Enforcement of Licensed Patents and Joint Patents. To the extent permitted by the Pherin License, EverInsight shall have the first right, as between VistaGen and EverInsight, but not the obligation, to bring an appropriate suit or take other action against any Person or entity engaged in, or to defend against, such Product Infringement in the Territory of any Licensed Patent or Joint Patent, at its own expense and by counsel of its own choice. VistaGen shall have the right, at its own expense, to be represented in any such action in the Territory by counsel of its own choice, and EverInsight and its counsel will reasonably cooperate with VistaGen and its counsel in strategizing, preparing and prosecuting any such action or proceeding. If EverInsight fails to bring an action or proceeding in the Territory with respect to such Product Infringement of any Licensed Patent or Joint Patent within (A) ninety (90) days following the notice of alleged infringement or declaratory judgment or (B) sixty (60) days before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, VistaGen shall have the right, but not the obligation, to bring and control any such action in the Territory at its own expense and by counsel of its own choice, and EverInsight shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding with respect to Product Infringement of any Licensed Patent or Joint Patent, or settlement of the same, shall be used (A) first, to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding; and (B) any remainder after such reimbursement is made shall be retained by the enforcing Party, provided, that if EverInsight is the enforcing Party, then to the extent that any award or settlement (whether by judgment or otherwise) with respect to any Licensed Patent or Joint Patent is attributable to loss of sales or profits with respect to a Licensed Product in the Licensed Field in the Territory, such amounts (except punitive damages) that may be recovered or realized by EverInsight after reimbursement of enforcement cost shall be considered Net Sales and subject to the royalty obligations under Section 8.4 (Royalty Payments) and the commercial Milestone Payment obligations under Section 8.3 (Commercial Milestones) (provided that such amount shall be evenly spread (on Calendar Quarterly basis) over the time period during which the lost sales or profits occurred for the purpose of determine aggregate annual Net Sales, royalty tiers and achievement of commercial milestones). Notwithstanding anything to the contrary in this Article 9, in the event that patent enforcement or patent defense litigation regarding the Licensed Patents occurs in multiple countries, within or outside the Territory, then VistaGen shall have the first right but not the obligation to bring an appropriate suit or take other appropriate action.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(c)
Cooperation. In the event a Party brings an action in accordance with this Section 9.4 (Infringement by Third Parties), the other Party shall cooperate fully at its own expense, including, if required to bring such action, and providing access to relevant documents and other evidence including, without limitation, making its employees available at reasonable business hours to the Party’s counsel for all pre-trial and trial proceedings, as well as the furnishing of a power of attorney or being named as a party to such action as may reasonably be necessary.

(d)
Other Infringement. VistaGen shall have the sole right, but not the obligation, to bring and control, at its own cost and expense, any legal action in connection with any Product Infringement of any Licensed Patent or Joint Patent outside the Territory and any legal action in connection with any infringement of any Licensed Patent that is not a Product Infringement; provided, however, that such legal action is not combined with a legal action involving a Product Infringement. The Parties shall jointly control any legal action in connection with any infringement of any Joint Patent anywhere in the world that is not a Product Infringement and is not combined with a Product Infringement legal action. Any recovery or damages realized as a result of such action or proceeding with respect to Product Infringement of any Licensed Patent or Joint Patent shall be used (A) first, but only if a Joint Patent was the subject of such legal action, to reimburse the Parties’ documented out-of-pocket legal expenses relating to such action or proceeding; and (B) any remainder after such reimbursement, if applicable, shall be retained by the Party initiating such action or proceeding (or, in the case of Joint Patent, shared by the Parties equally).

(e)
Effect of Pherin License. The Parties acknowledge that provisions of the Pherin License may affect the standing and ability of a Party to bring and control infringement litigation, notwithstanding the contemplated allocation of litigation-related enforcement rights as between the Parties in this Agreement.

9.5
Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Licensed Field in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party against EverInsight or any of its Affiliates or Sublicensees alleging infringement by EverInsight or any of its Affiliates or its or their Sublicensees, distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with a Product Infringement action initiated pursuant to Section 9.4(b) (Enforcement of Licensed Patents and Joint Patents), the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, subject to ARTICLE 13 (Indemnification; Liability): (a) VistaGen shall be responsible for defending any such claim, suit or proceeding at its sole cost and expense, using counsel of VistaGen’s choice; (b) EverInsight may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that VistaGen shall retain the right to control such claim, suit or proceeding; (c)EverInsight shall, and shall cause its Affiliates to, assist and co-operate with VistaGen, as VistaGen may reasonably request from time to time, in connection with its activities set forth in this Section 9.5 (Infringement Claims by Third Parties), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that VistaGen shall reimburse EverInsight for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith; (d) VistaGen shall keep EverInsight reasonably informed of all material developments in connection with any such claim, suit or proceeding; (e) VistaGen agrees to provide EverInsight with copies of all material pleadings filed in such action and to allow EverInsight reasonable opportunity to participate in the defense of the Claims; and (f) any damages, or awards, including royalties, incurred or awarded in connection with any Third Party Infringement Claim defended under this Section 9.5 (Infringement Claims by Third Parties) shall be borne by VistaGen, and VistaGen shall indemnify and hold EverInsight Indemnitee harmless from such Third Party Infringement Claim pursuant Section 13.1(d).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

9.6
Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents, Joint Patents or EverInsight Patents worldwide, by a Third Party and of which such Party becomes aware. As between the Parties: (a) VistaGen and EverInsight shall coordinate with each other to defend and control the defense of the validity and enforceability of any Joint Patents in the Territory and share the cost and expense thereof; (b) VistaGen shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of any Licensed Patents, at its sole cost and expense, using counsel of VistaGen’s choice; (c) EverInsight shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of any EverInsight Patents, at its sole cost and expense, using counsel of EverInsight’s choice; provided however that, notwithstanding the foregoing, Section 9.4 shall control with respect to any such claim that is a Product Infringement or is a counter claim in an enforcement action against a Project Infringement. For purposes of this Section 9.6 (Invalidity or Unenforceability Defenses or Actions), the Party defending and controlling the defense of the validity and enforceability pursuant to the foregoing sentence with respect to a Patent shall be the “Controlling Party”. With respect to any such claim, suit or proceeding in the Territory under this Section 9.6 (Invalidity or Unenforceability Defenses or Actions), the non-Controlling Party may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that the Controlling Party shall retain control of the defense in such claim, suit or proceeding. If the Controlling Party elects not to defend the applicable Patents in a suit, then the Controlling Party shall notify the non-Controlling Party of such election at least sixty (60) days before the time limit, if any, set forth in Applicable Laws for defending such actions, with the proviso that if the Controlling Party is VistaGen, then, to the extent permitted under the Pherin License, EverInsight shall have the right, but not the obligation, for any such Invalidity or Unenforceability Defenses or Actions, to assume control of the defense of any such claim, suit or proceeding at its sole cost and expense. The non-Controlling Party in such an action shall, and shall cause its Affiliates to, assist and co-operate with the Controlling Party, as such Controlling Party may reasonably request from time to time. in connection with its activities set forth in this Section 9.6 (Invalidity or Unenforceability Defenses or Actions), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim relating to the Licensed Patents, EverInsight Patents or Joint Patents licensed under Section 2.1 (License to EverInsight) or Section 2.2 (License to VistaGen), the Controlling Party shall (i) consult with the non-Controlling Party as to the strategy for such activities, (ii) consider in good faith any comments from the non-Controlling Party and (iii) keep the non-Controlling Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

9.7
Consent for Settlement. Neither Party shall unilaterally enter into any settlement or compromise of any action or proceeding under this ARTICLE 9 (Intellectual Property Rights) that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement or otherwise without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed.

9.8
Common Ownership under Joint Research Agreement. Notwithstanding anything to the contrary in this ARTICLE 9, no Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this ARTICLE 9 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall co-ordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

9.9
Patent Extensions. VistaGen and EverInsight shall jointly, following consultation with each other, have decision making authority regarding, and they shall cooperate with each other, in obtaining, patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents, Joint Patents, and EverInsight Patents in the Territory where applicable. If mutually agreed, EverInsight shall file for such extensions at the Parties’ shared cost and expense. If the Parties cannot agree, the matter will be referred to the JSC for decision pursuant to Section 3.3 (JSC Decision Making).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

9.10
Trademarks. VistaGen and EverInsight shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks or Licensed Trademarks in the Territory and of any actual or threatened Claim that the use of the Product Trademarks or Licensed Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware. EverInsight shall have the right to select and register, and shall own and be responsible for, at its expense, all Product Trademarks, trade names, branding or logos related to the Compound or Licensed Product in the Licensed Field in the Territory. EverInsight shall have the sole right to take such action as EverInsight deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice and EverInsight shall retain any damages or other amounts collected in connection therewith.

9.11
Licensed Trademarks. If EverInsight is lawfully required by any Regulatory Authority or otherwise desires to use any of the Licensed Trademarks or any other Trademark used by VistaGen (either in connection with or in lieu of Product Trademarks selected by EverInsight) to market, promote, distribute and/or sell any Licensed Product in the Licensed Field outside the Territory for the purpose of Commercialization of the relevant Licensed Product in a jurisdiction in the Territory, EverInsight shall promptly notify VistaGen, and VistaGen shall immediately grant EverInsight an exclusive, fully-paid, royalty-free and sublicensable license to use such Licensed Trademark or such other Trademark solely in connection with the Commercialization of the relevant Licensed Product in the Licensed Field in such jurisdiction in the Territory; provided that any such license shall automatically terminate upon the expiration or termination of this Agreement with respect to such Licensed Product in such jurisdiction.

ARTICLE 10 CONFIDENTIALITY; PUBLICATION

10.1
Duty of Confidence. Subject to the other provisions of this ARTICLE 10 (Confidentiality; Publication):

(a)
all Confidential Information disclosed by a Party (the “Disclosing Party”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party (the “Receiving Party”) and its Affiliates using at least the same standard of care as the Receiving Party uses to protect its own proprietary or Confidential Information (but in no event less than reasonable care);

(b)
the Receiving Party, its Affiliates and Representatives may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c)
the Receiving Party may disclose Confidential Information of the Disclosing Party only to: (i) the Receiving Party’s Affiliates; and (ii) employees, directors, agents, contractors, Subcontractors, consultants and advisers of the Receiving Party and its Affiliates and, in the case of EverInsight as the Receiving Party, its Sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement (collectively, the “Representatives”); provided, that such Representatives are bound to maintain the confidentiality, and not to make any unauthorized use, of the Confidential Information in a manner consistent with this ARTICLE 10 (Confidentiality; Publication).

10.2
Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate by competent evidence that such Confidential Information:

(a)
is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as demonstrated by documentation or other competent proof of the Receiving Party, but excluding Joint Inventions or the terms of this Agreement;

(b)
is in the public domain by use and/or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of, or breach of this Agreement by, the Receiving Party;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(c)
is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who, to the Receiving Party’s knowledge after reasonable inquiry, may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)
is developed by the Receiving Party independently and without use of or reference to any Confidential Information disclosed to, or materials provided to, it by or on behalf of the Disclosing Party, as shown by contemporaneous written documents of the Receiving Party.

10.3
Authorized Disclosures. Notwithstanding the obligations set forth in Section 10.1 (Duty of Confidence), the Receiving Party may disclose Confidential Information of the Disclosing Party and the terms of this Agreement to the extent such disclosure is reasonably necessary for such Disclosing Party to perform its obligations or exercise its rights under this Agreement, in the following instances:

(a)
filing or prosecuting of Patents as permitted by this Agreement;

(b)
enforcing the Receiving Party’s rights under this Agreement or performing the Receiving Party’s obligations under this Agreement;

(c)
in Regulatory Filings for Licensed Product that such Party has the right to file under this Agreement;

(d)
prosecuting or defending litigation as permitted by this Agreement;

(e)
to the Receiving Party’s Representatives and actual or potential Sublicensees (in the case of EverInsight), in each case, who have a need to know such Confidential Information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement; provided, in each case, that any such Person agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Person is obligated by applicable professional or ethical obligations) at least as restrictive as those set forth in this ARTICLE 10 (Confidentiality; Publication);

(f)
to actual or potential investors, investment bankers, lenders, other financing sources or acquirers (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents; provided, in each case, that any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the Receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry); and

(g)
such disclosure is required by court order, judicial or administrative process or Applicable Laws; provided that in such event the Receiving Party shall promptly inform the Disclosing Party of such required disclosure and provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by court order, judicial or administrative process or Applicable Laws shall remain otherwise subject to the confidentiality and non-use provisions of this ARTICLE 10 (Confidentiality; Publication), and the Receiving Party shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

10.4
Publication. Prior to publishing or presenting the results of any studies carried out under this Agreement or otherwise related to the Compound or Licensed Product, the publishing or presenting Party shall submit the draft of the publication or presentation to the other Party no later than forty-five (45) calendar days prior to the planned submission for publication or presentation for the other Party’s review and comment. The publishing or presenting Party shall: (a) consider in good faith any comments thereto provided by the other Party within such review period; and (b) remove any Confidential Information of the other Party if requested by the other Party. The other Party shall be deemed to have consented to such publication or presentation if it has not sent any response to the publishing or presenting Party’s request within thirty (30) calendar days of receipt of the draft publication or presentation from the publishing or presenting Party. The other Party may reasonably request a reasonable delay in publication or presentation in order to protect patentable information. If the other Party reasonably requests a delay, then the publishing or presenting Party shall, and shall ensure that its Affiliate(s) or the Sublicensee(s) shall, delay submission or presentation for a period of sixty (60) calendar days (or such shorter period as may be mutually agreed by the Parties) to enable the other Party to file patent applications protecting the other Party’s rights in such information.

10.5
Publicity/Use of Names. The Parties intend to agree upon the content of one (1) or more press releases, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Other than as set forth in the prior sentence, no other disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws. Notwithstanding the above, each Party and its Affiliates may disclose on its website, in news releases, its promotional materials and other disclosures relating to this Agreement that the other Party is a development and commercialization partner of such Party for the Licensed Product in the Territory and may use the other Party’s name and logo in conjunction with such disclosure. Notwithstanding the foregoing:

(a)
A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in news releases and securities filings with the U.S. Securities and Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 10.5 (Publicity/Use of Names). In such event, the Party seeking to make such disclosure will prepare a draft of such disclosure together with, if applicable, a confidential treatment request to request confidential treatment for this Agreement and proposed redacted version of this Agreement, and the other Party agrees to promptly (and in any event, no less than three (3) Business Days after receipt of such request for disclosure required for 8-K and no less than five (5) Business Days for other disclosure, including, if applicable, proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed and agreed upon in good faith by the other Party.

(b)
Further, each Party acknowledges that the other Party may be legally required, or may be required by the listing rules of any exchange on which the other Party’s or its Affiliate’s securities are traded or advised by its counsel, to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by law, listing rules or advice; provided that the Party seeking such disclosure shall provide the other Party with a copy of the proposed text of such disclosure sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment thereon.

(c)
If either Party desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development, Commercialization or Exploitation of the Compound or the Licensed Product under this Agreement, such as the achievement of Regulatory Approvals of the Licensed Product or data from a clinical trial, such Party shall provide the other Party with the proposed text of such announcement for prior review and, except to the extent such press release or public announcement is permitted by subsection (a) or (b) above, approval by such other Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(d)
The Parties agree that after a public disclosure has been made or a press release or other public announcement has been issued in compliance with subsection (a), (b) or (c) hereof, each Party may make subsequent public disclosures or issue press releases or other public announcements disclosing the same content without having to obtain the other Party’s prior consent and approval.

10.6
Reporting of Financial Information. From and after the Effective Date, to the extent required by the SEC (or equivalent foreign agency) in connection with EverInsight or an Affiliate of EverInsight registering securities in a public offering, VistaGen shall (a) cooperate with EverInsight or its Affiliates and their respective accountants and auditors by providing copies of books, and records related to the Licensed Product as EverInsight may reasonably request in connection with the preparation by EverInsight or its Affiliates of historical and pro forma financial statements related to the Licensed Product as may be required to be included in any filing made by EverInsight or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X (or equivalent foreign laws and regulations) and (b) without limiting the foregoing, shall provide EverInsight with such information as is required for EverInsight or its Affiliates to prepare audited “carve out” financial statements related to the Licensed Product, for the three (3) Calendar Years prior to the Effective Date (or such shorter period as agreed to by EverInsight) and information requested by EverInsight and reasonably necessary to prepare any applicable pro forma financial information required to be filed by EverInsight with the SEC (or equivalent foreign agency). EverInsight may also derive such “carve out” financial statements from VistaGen’s historical financial statements and accurately present in all material respects the financial position of the Licensed Product in the Licensed Field in the Territory as of the dates thereof. EverInsight shall (i) submit to VistaGen any proposed filing containing or incorporating by reference any financial statements provided to EverInsight under this Section 10.6 (Reporting of Financial Information) as far in advance as reasonably practicable (and in no event, unless inconsistent with Applicable Laws, less than fifteen (15) days prior to the anticipated date of filing) so as to provide VistaGen a reasonable opportunity to comment thereon and (ii) in good faith consider incorporating such comments. All information of VistaGen obtained by or on behalf of EverInsight under this Section 10.6 (Reporting of Financial Information) shall be deemed Confidential Information of VistaGen.

10.7
Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this ARTICLE 10 (Confidentiality; Publication), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between VistaGen and EverInsight, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Licensed Patents, EverInsight Patents and Joint Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense or common interest agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing Information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 10.7 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 10.7 (Privileged Communications).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

ARTICLE 11 TERM AND TERMINATION

11.1
Term. Unless earlier terminated as permitted by this Agreement, the term of this Agreement will commence upon the Effective Date and continue in full force and effect, on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis, until expiration of the Royalty Term for such Licensed Product in such jurisdiction the Territory (the “Term”). Following the expiration (but not the earlier termination) of the Royalty Term for a Licensed Product in a jurisdiction in the Territory, the grants in Section 2.1 (Licenses to EverInsight) shall continue and become exclusive, fully-paid, royalty-free, and irrevocable for such Licensed Product (existing at the time of such expiration) in such jurisdiction. For clarity, (a) upon the expiration (but not the earlier termination) of the Term, the grants in Section 2.1 (Licenses to EverInsight) shall become exclusive, fully-paid, royalty-free, and irrevocable in their entirety solely as to the Licensed Product in the Territory at the time of such expiration and (b) upon the expiration (but not the earlier termination) of the Term, the grant in Section 2.2 (License to VistaGen) shall become an exclusive, perpetual, fully- paid, royalty-free and irrevocable license under the EverInsight Technology to Exploit the Licensed Product (existing at the time of such expiration) in the Licensed Field outside the Territory, in each case with the right to grant sublicenses.

11.2
Termination.

(a)
Automatic Termination for Nonpayment of Upfront Payment. If EverInsight fails to pay VistaGen the upfront payment set forth in Section 8.1 (Upfront Payment) within thirty (30) Business Days after the Effective Date; then, in any such case, this Agreement will automatically and immediately terminate.

(b)
Termination by EverInsight for Convenience. At any time, EverInsight may terminate this Agreement (either in its entirety or on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis), at its sole discretion and for any reason or no reason, by providing written notice of termination to VistaGen, which notice includes an effective date of termination at least [*****] after the date of the notice.

(c)
Termination for Cause. If either VistaGen or EverInsight believes that the other Party is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have (i) [*****] Business Days in the case of a payment breach and or (ii) [*****] Business Days in the case of a non-payment breach, to cure such breach from the receipt of the notice. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, or has not undertaken reasonable steps to cure the breach if a complete cure is not reasonably to be expected within such period, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. Any right to terminate this Agreement under this Section 11.2(c) (Termination for Cause) shall be stayed and the applicable cure period tolled in the event that, during such cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Section 14.10 (Dispute Resolution) with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Section 14.10 (Dispute Resolution). If a Party is determined to be in material breach of this Agreement, the other Party may terminate this Agreement if the breaching Party fails to cure the breach within thirty (30) Business Days after the conclusion of the dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).

(d)
Termination for Patent Challenge. VistaGen may terminate this Agreement immediately upon prior written notice to EverInsight if EverInsight or its Affiliates or its or their Sublicensees, individually or in association with any other person or entity, directly or indirectly, commences or participates in a Challenge to the validity or enforceability of any Licensed Patents, unless EverInsight, such Affiliate or Sublicensee dismisses or withdraws such Challenge within [*****] days, or in the case of a Challenge by a Sublicensee, EverInsight terminates the sublicense agreement with such Sublicensee within [*****] days. EverInsight may terminate the license granted by EverInsight to VistaGen this Agreement (but retain the license granted by VistaGen to EverInsight hereunder) immediately upon prior written notice to VistaGen if VistaGen or its Affiliates or its or their Sublicensees, individually or in association with any other person or entity, directly or indirectly, commences or participates in a Challenge to the validity or enforceability of any EverInsight Patents, unless VistaGen, such Affiliate or Sublicensee dismisses or withdraws such Challenge within [*****] days, or in the case of a Challenge by a Sublicensee, VistaGen terminates the sublicense agreement with such Sublicensee within [*****] days.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(e)
Termination for Bankruptcy. This Agreement may be terminated at any time during the Term by either Party upon the other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [*****] days after the filing thereof.

11.3
Effect of Termination. Upon termination of this Agreement by either Party, the following consequences shall apply and shall be effective as of the effective date of such termination (if this Agreement is terminated on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis, then this Section 11.3 shall only apply to the terminated Licensed Product in the terminated jurisdiction):

(a)
EverInsight’s license under Section 2.1 (License to EverInsight) shall terminate and all milestone and any other payments accruing prior to the effective date of termination will be paid by EverInsight on or before the termination date and all reports and accountings that are due prior to the effective date of termination shall be submitted by EverInsight on or before the termination date.

(b)
If this Agreement is terminated in its entirety by VistaGen pursuant to Section 11.2(c) (Termination for Cause), 11.2(d) (Termination for Patent Challenge), or 11.2(e) (Termination for Bankruptcy), or if this Agreement is terminated by EverInsight in its entirety pursuant to Section 11.2(b) (Termination by EverInsight for Convenience), then EverInsight hereby grants to VistaGen, effective only upon such termination, an exclusive (even as to EverInsight), royalty-free, fully-paid, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the EverInsight Technology, EverInsight Development Data and EverInsight Regulatory Documentation, to Develop, make, have made, use, import, offer for sale, sell and otherwise Commercialize or Exploit the Compound and any product containing the Compound anywhere in the world in all fields of use. During a reasonable period of time (but no more than six (6) months) after termination, EverInsight shall reasonably cooperate with VistaGen to facility the transfer of the Development and regulatory activities for the Compound and Licensed Product to VistaGen.

(c)
If this Agreement is terminated by EverInsight pursuant to Section 11.2(c) (Termination for Cause), or 11.2(e) (Termination for Bankruptcy), then VistaGen may request, within [*****] days of such termination, that EverInsight enter into good faith negotiations for no more than [*****] days concerning the terms of an agreement with EverInsight granting to VistaGen an exclusive (even as to EverInsight) license under the EverInsight Technology, EverInsight Development Data and EverInsight Regulatory Documentation. If no agreement is reached, then the license to VistaGen under Section 2.2 (License to VistaGen) shall terminate.

(d)
If this Agreement is terminated in its entirety, VistaGen shall be solely responsible for all future worldwide Development, Manufacture and Commercialization of the Compound and Licensed Product in the Licensed Field, at its sole cost and expense.

(e)
If this Agreement is terminated in its entirety, each Party shall return to the other Party or destroy, at the other Party’s election, all Confidential Information of the other Party, including all copies thereof and all materials, substances and compositions delivered or provided by or on behalf of the other Party; except that (i) each Party may retain one copy of the other Party’s Confidential Information for legal archival purpose, and neither Party shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by automatic or routine archiving and back-up procedures; and (ii) if the Parties reach agreement with respect to a license grant by EverInsight to VistaGen under clause (c) or VistaGen has license rights under clause (b), then VistaGen shall not be required to return or destroy EverInsight’s Confidential Information to the extent VistaGen has the right to use such Confidential Information solely as necessary to practice such license.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(f)
If VistaGen automatically has license rights under clause 11.3(b) or the Parties reach agreement with respect to a license grant by EverInsight to VistaGen under clause 11.3(c) then:

(i)
EverInsight shall deliver to VistaGen all Regulatory Filings and Regulatory Approvals for the Compound and any Licensed Product, all EverInsight Development Data and all EverInsight Know-How.

(ii)
EverInsight shall (1) disclose to VistaGen all EverInsight Know-How, EverInsight Development Data and all Joint Inventions to the extent not already known to VistaGen, which may be necessary or reasonably useful for VistaGen to continue to Develop, Manufacture and Commercialize the Compound and Licensed Product in the Licensed Field; and (2), at VistaGen’s request, provide reasonable technical assistance and transfer all EverInsight Know-How, EverInsight Development Data and Joint Inventions necessary to Manufacture the Compound or Licensed Product to VistaGen or its designee; provided that VistaGen shall reimburse EverInsight for the reasonable cost and expense of such technical assistance.

(iii)
EverInsight shall, at VistaGen’s request and election, introduce VistaGen to EverInsight’s Third Party providers of clinical research, manufacturing and/or distribution services and assign any contracts with such entities to VistaGen to the extent such contracts (or portions thereof, such as a work order under a master services agreement) relate solely to the Licensed Product and are assignable to VistaGen.

(iv)
EverInsight shall transfer to VistaGen all units of the Compound and the Licensed Product in its possession, provided that VistaGen shall reimburse EverInsight for the Cost of Goods of such units.

(v)
EverInsight shall, and hereby does, effective on such termination, assign to VistaGen all of EverInsight’s and its Affiliates’ right, title and interest in and to any and all Product Trademarks and other trademarks used by EverInsight and its Affiliates in the Territory in connection with its Development, Manufacture or Commercialization of Licensed Product (excluding any such trademarks that include, in whole or part, any corporate name or logo of EverInsight or its Affiliates), including all goodwill therein, and EverInsight shall promptly take such actions and execute such instruments, assignments and documents as may be necessary to effect, evidence, register and record such assignment.

11.4
Survival. Expiration or termination of this Agreement shall not relieve any Party of any obligation accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the provisions of ARTICLE 1 (Definitions), subclauses (b) through (d) of Section 5.4 (Rights of Reference), Section 8.8 (Taxes), Section 8.9 (Financial Records and Audit), Section 8.10 (Audit Dispute), Section 9.1 (Ownership of Intellectual Property); ARTICLE 10 (Confidentiality; Publicity), Section 11.3 (Effect of Termination), this Section 11.4 (Survival), ARTICLE 13 (Indemnification; Liability), and ARTICLE 14 (General Provisions) hereof shall survive the expiration or termination of this Agreement. In addition, in the event that the this Agreement is terminated by EverInsight pursuant to Section 11.2(c) (Termination for Cause) and, pursuant to Section 11.3 (Effect of Termination), either VistaGen does not timely request that EverInsight enter into good faith negotiations concerning the terms of an agreement with VistaGen granting VistaGen a license under the EverInsight Technology and EverInsight Development Data, or if no agreement is timely reached, then the provisions of Sections 9.2 through 9.9 of ARTICLE 9 (Intellectual Property), solely with respect to Joint Inventions, shall also survive the expiration or termination of this Agreement.

11.5
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

11.6
Alternative Remedy for VistaGen’s Breach. In the event EverInsight would be entitled to terminate this Agreement pursuant Section 11.2(c) for VistaGen’s uncured material breach, but if EverInsight does not desire to exercise such termination right, then, EverInsight may, in its sole discretion and without waiving or releasing any right, claim or remedy for such breach, elect to maintain this Agreement in full force and effect and reduce all future payments due to VistaGen hereunder by [*****].

ARTICLE 12 REPRESENTATIONS AND WARRANTIES

12.1
Representations and Warranties of Each Party. Each Party represents and warrants to each other Parties as of the Effective Date that:

(a)
it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder;

(b)
this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(c)
this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(d)
it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

12.2
Mutual Covenants.

(a)
Employees, Consultants and Contractors. Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

(b)
Debarment. Each Party represents, warrants and covenants to the other Parties that it is not debarred or disqualified under the FFDCA, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it has not employed or used, does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to the Compound or any Licensed Product. In the event that any Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Parties in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)
Compliance. Each Party covenants as follows:

(1)
In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, including all export control, anti-corruption and anti-bribery laws and regulations, and shall not cause such other Party to be in violation of any Applicable Laws.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(2)
Such Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, without limitation, either Party. Each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing.

(3)
Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party, in connection with performance of such other Party’s obligations under this Agreement, has materially violated any anti-corruption or anti-bribery laws or regulations.

(4)
Each Party shall not, during the Term, assign, transfer, convey or otherwise encumber its right, title and interest in (A) Licensed Technology, in the case of VistaGen, in a manner that is inconsistent with the exclusive license granted to EverInsight under Section 2.1 (Licenses to EverInsight) or (B) EverInsight Technology, in the case of EverInsight, in a manner that is inconsistent with the exclusive license granted to VistaGen under Section 2.2 (License to VistaGen), in each case without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed)

(5)
Each Party shall not grant any right to any Third Party under the (A) Licensed Technology (in the case of VistaGen) that would conflict with the rights granted to EverInsight hereunder, or (B) EverInsight Technology (in the case of EverInsight) that would conflict with the rights granted to VistaGen hereunder.

12.3
Representations and Warranties by VistaGen. VistaGen represents and warrants to EverInsight as of the Effective Date that:

(a)
The patents and patent applications listed on Exhibit A constitute all Licensed Patents existing as of the Effective Date (the “Existing Licensed Patents”);

(b)
Except for [*****], VistaGen is the sole and exclusive owner of all Licensed Technology, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sales agreements, encumbrances, charges or claims of any kind, and has the right to grant the license to EverInsight as purported to be granted under this Agreement;

(c)
The Licensed Technology is complete, accurate, effective and capable of achieving the Development and Manufacturing of the Compound and the Licensed Product. The Parties hereby irrevocably agree that the Licensed Technology shall be deemed to be complete, accurate, effective and capable of achieving the Development and Manufacturing of the Compound and the Licensed Product (and the foregoing representation and warranty shall be satisfied) if, after the completion of relevant technology transfer, EverInsight (or its contractor) is able to produce the Compound or the Licensed Products (as the case may be) in a manner that (1) complies with the specifications contained in (i) the technical documents VistaGen provided to EverInsight for evaluation and (ii) IND(s) submitted to the applicable Regulatory Authority(ies) and (2) does not infringe or misappropriate any intellectual property of any Third Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(d)
VistaGen has not received any notice from a Third Party that the Development or Manufacture of the Compound or any Licensed Product conducted by or on behalf of VistaGen prior to the Effective Date has infringed any Patents of any Third Party or infringed or misappropriated any other intellectual property of any Third Party. Based on VistaGen’s understanding as of the Effective Date of the Compound and the Licensed Product and their intended use as disclosed to EverInsight as of the Effective Date, the Development, Manufacture, use or sale of any Compound or any Licensed Product pursuant to this Agreement does not and will not, to the knowledge of VistaGen, (y) infringe any Patents of any Third Party or (z) infringe or misappropriate any other intellectual property of any Third Party.

(e)
To the knowledge of VistaGen, the use of Licensed Trademark in connection with Commercialization of the Licensed Product will not violate the rights of any Third Party. No claim or action has been brought or, to VistaGen’s knowledge, threatened in writing, by any Governmental Authority or Third Party (i) that any Licensed Trademark violates the rights of a Third Party or (ii) currently challenging the enforceability or validity of any Licensed Trademark;

(f)
VistaGen has not as of the Effective Date granted any right to any Third Party under the Licensed Technology or Licensed Trademark that would conflict with the rights granted to EverInsight hereunder;

(g)
VistaGen has no knowledge as of the Effective Date of any Third Party that is infringing or misappropriating any of the Licensed Technology or Licensed Trademark;

(h)
no claim or action has been brought or, to VistaGen’s knowledge, threatened in writing by any Third Party involving any Compound, Licensed Product and/or Licensed Technology, including any claim or action alleging that the issued patents in the Licensed Patent Rights are invalid or unenforceable, and any interference, opposition, cancellation or other protest proceeding involving any Licensed Patents anywhere in the world;

(i)
to VistaGen’s knowledge, as of the Effective Date, there is no Know-How owned or controlled by VistaGen that is necessary for the Development of the Compound that is not within the Licensed Know-How; and

(j)
to VistaGen’s knowledge, (x) all development works for the Compound and Licensed Product, including clinical trials, conducted by VistaGen or its Affiliates (including their contractors) prior to the Effective Date have been in compliance in all material respects with all Applicable Laws, and (y) no data or other information generated or otherwise received from such clinical trials conducted up to the Effective Date has, or is reasonably expected to have, any materially negative impact on the Exploitation of any Licensed Product in the Territory.

(k)
To the knowledge of VistaGen, VistaGen has obtained all necessary government approvals required for the grant of the license and the transfer of the Licensed Know-How to EverInsight, including such approvals required by applicable technology export control laws, and VistaGen will do and execute or procure to be done and executed all such further acts, things, agreements and other documents as may be necessary to give effect to the terms of this Agreement, including to comply with the applicable technology import and export laws and regulations in the United States and the Territory;

(l)
Except for the Pherin License, there is no agreement between VistaGen or its Affiliates and any Third Party pursuant to which VistaGen or its Affiliates have obtained any right or license to the Compound, Licensed Product or Licensed Technology. VistaGen has provided EverInsight with a copy of the Pherin License that is complete with regard to the relevant provisions of this Agreement. The Pherin License is in full force and effect. No notice of default or termination has been received or given under the Pherin License. There is no act or omission by VistaGen that would provide a right to terminate the Pherin License;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(m)
During the Term of this Agreement, VistaGen shall maintain [*****] each In-License Agreement in full force and effect and shall not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under [*****] any In-License Agreement in any manner that materially diminishes the rights or licenses granted to EverInsight hereunder, without EverInsight’s express written consent, which shall not be unreasonably withheld, conditioned or delayed, and VistaGen shall provide EverInsight with a copy of all modifications to or amendments thereto, regardless of whether EverInsight’s consent was required with respect thereto. In the event of any notice of breach of [*****] any In-License Agreement by VistaGen, VistaGen shall immediately notify EverInsight in writing, and if VistaGen fails to cure such breach in a timely manner, EverInsight shall have the right, but not the obligation, to cure such breach and to seek reimbursement of or offset any reasonable amount incurred or paid by EverInsight in connection with the cure against amount payable to VistaGen hereunder. In the event of any notice of breach of [*****] any In-License Agreement by the applicable Third Party in a manner that will or is likely to materially affect EverInsight’s rights or obligations under this Agreement, VistaGen shall immediately notify EverInsight in writing and take such actions as reasonably requested by EverInsight to enforce the [*****] In-License Agreement; and

(n)
All information provided by VistaGen to EverInsight for due diligence purposes in relation to this Agreement is complete and accurate in all material respects. Without limiting the foregoing, VistaGen has disclosed or made available to EverInsight for review all material non-clinical and clinical data for the Compound and Licensed Product, and all other material information (including relevant correspondence with the FDA and other Regulatory Authorities) relating to the Compound and Licensed Product, in each case that would be material for EverInsight to assess the safety and efficacy of the Compound and Licensed Product.

12.4
Representations and Warranties by EverInsight. EverInsight represents and warrants to VistaGen as of the Effective Date that:

(a)
EverInsight has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in EverInsight Technology in a manner that is inconsistent with the exclusive license granted to VistaGen under Section 2.2 (License to VistaGen);

(b)
EverInsight has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the EverInsight Technology that would conflict with the rights granted to VistaGen hereunder;

(c)
EverInsight has no knowledge as of the Effective Date of any Third Party that is infringing or misappropriating any of the EverInsight Technology;

(d)
no claim or action has been brought or, to EverInsight’s knowledge, threatened in writing by any Third Party alleging that the EverInsight Patents are invalid or unenforceable, and no EverInsight Patent is the subject of any interference, opposition, cancellation or other protest proceeding; and

(e)
as of the Effective Date, EverInsight reasonably believes it has or will have the capability and sufficient access to the financial resources necessary to perform its obligations under this Agreement, including without limitation, its obligations to (i) use Commercially Reasonable Efforts to Develop, Exploit, Commercialize and obtain Regulatory Approval for the Compounds and each Licensed Product in the Licensed Field in the Territory and (ii) make the required payments to VistaGen hereunder.

12.5
No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

ARTICLE 13 INDEMNIFICATION; LIABILITY

13.1
Indemnification by VistaGen. VistaGen shall indemnify, defend and hold EverInsight, its Affiliates, and their respective officers, directors, agents and employees (“EverInsight Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)
the material breach by VistaGen of this Agreement;

(b)
the gross negligence or willful misconduct on the part of VistaGen or its Affiliates or its or their respective officers, directors, agents or employees in performing its obligations under this Agreement; or

(c)
the Exploitation by VistaGen or any of its Affiliates or its or their sublicensees or its or their distributors or contractors of the Compound or the Licensed Product outside the Territory; or

(d)
any Third Party Infringement Claim that VistaGen is responsible for defending pursuant to Section 9.5;

except, in each case (a), (b) and (c) above, for those Claims for which EverInsight has an obligation to indemnify VistaGen pursuant to Section 13.2 (Indemnification by EverInsight) hereof or, to the extent such Claims result from the material breach by EverInsight of any covenant, representation, warranty or other agreement made by EverInsight in this Agreement or the negligence or willful misconduct of any EverInsight Indemnitee. Notwithstanding the above, VistaGen will have no obligation to defend or indemnify EverInsight or its Affiliates for any claim brought by a shareholder or a class of shareholders of EverInsight or its Affiliates including, but not limited to, securities fraud claims, shareholder direct claims, and shareholder derivative claims, except to the extent resulting from the gross negligence or willful misconduct on the part of VistaGen or any Affiliate.

13.2
Indemnification by EverInsight. EverInsight shall indemnify, defend and hold VistaGen, its Affiliates, and their respective officers, directors, agents and employees (“VistaGen Indemnities”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a)
the material breach by EverInsight of this Agreement;

(b)
the gross negligence or willful misconduct on the part of EverInsight or its Affiliates or its or their respective officers, directors, agents or employees in performing its obligations under this Agreement; or

(c)
the Exploitation by EverInsight or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of the Compound or the Licensed Product in the Territory;

except, in each case (a), (b) and (c) above, those Claims for which VistaGen has an obligation to indemnify EverInsight pursuant to Section 13.1 (Indemnification by VistaGen) hereof or, to the extent such Claims result from the material breach by VistaGen of any covenant, representation (other than the representation set forth in Section 12.3(d), warranty or other agreement made by VistaGen in this Agreement or the negligence or willful misconduct of any VistaGen Indemnitee. Notwithstanding the above, EverInsight will have no obligation to defend or indemnify VistaGen or its Affiliates for any claim brought by a shareholder or a class of shareholders of VistaGen or its Affiliates including, but not limited to, securities fraud claims, shareholder direct claims, and shareholder derivative claims, except to the extent resulting from the gross negligence or willful misconduct on the part of EverInsight or any Affiliate.

13.3
Indemnification Procedure.

(a)
Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the other Party (the “Indemnifying Party”) a prompt written notice (an “Indemnification Claim Notice”) of any Claims or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 13 (Indemnification; Liability) within [*****] days from written receipt of such Claim or discovery of facts that that might give rise to such Claim. Each Indemnification Claim Notice must contain a description of the Claim and the nature and amount of such Claim (to the extent that the nature and amount of such Claim is known at such time).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
Control of Defense. The Indemnifying Party shall have the right to assume the defense of any Claim by giving written notice to the Indemnified Party within [*****] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the Indemnifying Party assumes the defense of a Claim, upon the Indemnifying Party’s relevant notice the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, except as provided in Section 13.3(c) (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Claim unless specifically requested and approved in writing by the Indemnifying Party. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and verifiable out-of-pocket costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in accordance with this ARTICLE 13 (Indemnification; Liability) in its defense of the Claim.

(c)
Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing in advance by the Indemnifying Party (in which case, the defense shall be controlled as provided in Section 13.3(b) (Control of Defense), with such provisions applying mutatis mutandis; (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.3(b) (Control of Defense) (in which case the Indemnified Party shall control the defense, with the reasonable out-of-pocket expense with respect thereto borne by the Indemnifying Party); or (iii) the interests of the indemnitee and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense, with the reasonable out-of-pocket expense with respect thereto borne by the indemnifying Party).

(d)
Settlement. With respect to any Claims relating solely to the payment of money damages in connection with a Claim that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affect the business or interests of the Indemnified Party in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Claims in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 13.3(b) (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim; provided, it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume and conduct the defense of a Claim as provided above, the Indemnified Party may defend against such Claim; provided, that the Indemnified Party shall not settle any Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(e)
Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying Party in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim and making the Indemnified Party, the indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the Indemnifying Party shall reimburse the Indemnified Party for all of its, its Affiliates’ and its and their sublicensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

(f)
Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their sublicensees and their respective directors, officers, employees and agents, as applicable, in connection with any Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.4
Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this ARTICLE 13 (Indemnification; Liability). Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5
Special, Indirect and Other Losses. EXCEPT IN THE EVENT OF A BREACH OF SECTION 2.7 (NON-DIVERSION), SECTION 2.8 (NON-COMPETE) OR ARTICLE 10 (CONFIDENTIALITY; PUBLICATION), NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 13.5 shall not be construed to limit either Party’s indemnification obligations under Section 13.1 (Indemnification by VistaGen) or Section 13.2 (Indemnification by EverInsight), as applicable.

13.6
Insurance. Each Party, at its own expense, shall maintain product liability and other appropriate insurance in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request.

ARTICLE 14 GENERAL PROVISIONS

14.1
Governing Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong without reference to its conflicts of laws principles.

14.2
Assignment.

(a)
Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party to which this Agreement relates to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise; provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) and its Affiliates existing prior to the transaction shall not be included in the technology licensed hereunder; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; and provided, further, that in any such case the assigning Party shall provide written notice to the other Party within five (5) calendar days after such assignment or transfer. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Section 14.2 (Assignment) shall be null and void.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(b)
The rights to Information, materials and intellectual property, shall, in each of cases (1) and (2) below, be automatically excluded from the rights licensed or granted to the other Party under this Agreement:

(1)
Rights to Information, materials and intellectual property controlled by a Third Party permitted assignee of a Party that immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or

(2)
Rights to Information, materials and intellectual property controlled by an Affiliate of a Party that becomes an Affiliate through any Change of Control of such Party that was Controlled by such Affiliate (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Affiliate).

14.3
Entire Agreement; Modification. This Agreement is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of each of VistaGen and EverInsight; provided that, pursuant to the definition of “Licensed Trademarks” herein, VistaGen may designate in a writing to EverInsight from time to time such other Trademarks, names and logos as VistaGen may reasonably determine. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

14.4
Relationship among the Parties. The Parties’ relationship with one another, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

14.5
Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.6
Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments unless the force majeure event affects the payment process itself, such as bank closure or government closure that affects the review and approval of the payment) when such failure or delay is caused by or results from events beyond the reasonable control of the non- performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (including expropriation, seizure of works, requisition, nationalization, exercise of march-in rights or compulsory licensing, except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) and any material change in the Applicable Laws of a Regulatory Authority that results in a development, clinical or regulatory delay [*****]. The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

14.7
Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Laws. VistaGen hereby undertakes to use Commercially Reasonable Efforts to obtain necessary licenses (if required) for exporting the Compound, the Licensed Product and the Licensed Technology from the United States or other countries.

14.8
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby: (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Laws, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.9
Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person or (b) by overnight courier, to the Party to be notified at its address(es) given below for convenience, or at any address such Party may designate by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the date of actual receipt.

If to VistaGen:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080
United States of America

Attention: CEO

with a mandatory copy (which shall not constitute notice) to:

Reid Adler, J.D.
Capital Technology Law Group
5335 Wisconsin Ave., N.W., Suite 440
Washington, DC 20015
United States of America

If to EverInsight:

EverInsight Therapeutics Inc.
Vistra Corporate Services Centre
Wickhams Cay II, Road Town
Tortola, VG1110
British Virgin Islands
ATTN: CEO / General Counsel

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

with a mandatory copy to (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA  94304-1130
ATTN:
Lila Hope, Ph.D.

14.10
Dispute Resolution.

(a)
Except as provided in Section 3.3(b)(i), (b)(ii), (c) or Excluded Claims as set forth in subsection 14.10(g) below, if a dispute arises within the JSC with respect to any decision under the jurisdiction of the JSC that remains unresolved pursuant to Section 3.3 (JSC Decision-Making) or otherwise between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (collectively, a “Dispute”), then either Party shall have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of forty-five (45) days. Any final decision mutually agreed to in writing by the Executive Officers shall be conclusive and binding on the Parties.

(b)
The Executive Officers shall negotiate in good faith and use reasonable efforts to settle any Dispute arising from or related to this Agreement or the breach thereof within such forty-five (45) day period. Subject to Section 14.10(h) (Dispute Resolution - subsection (h)), in the event the Executive Officers cannot fully resolve or settle such Dispute within such period, and a Party wishes to pursue the matter further, each such Dispute that is not an Excluded Claim (defined in Section 14.10(g) (Dispute Resolution - subsection (g)) below) shall be finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its arbitration rules then in effect.

(c)
The arbitration shall be conducted by a panel of three (3) neutral arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates or any Sublicensee. Within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the HKIAC (or its successor entity) in accordance with the then-current HKIAC arbitration rules, except as modified in this Agreement. The place of arbitration shall be in Hong Kong, and all proceedings and communications shall be in English. The procedures for the taking of evidence shall be governed by the HKIAC. The decision or award rendered by the arbitrators shall be final, binding, conclusive and non-appealable, and judgment may be entered upon it in accordance with Applicable Laws in the Hong Kong or any other court of competent jurisdiction.

(d)
Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Section 13.5 (Special, Indirect and Other Losses). Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(e)
Except to the extent necessary to confirm or enforce an award or as may be required by law, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Hong Kong statute of limitations.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

(f)
The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(g)
As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright.

(h)
Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the construction, scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright, and no such claim shall be subject to arbitration pursuant to subsections (b) and (c) of this Section 14.10 (Dispute Resolution). Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief; or (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.

14.11
Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.12
Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

14.13
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.14
Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.

14.15
English Language. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language

14.16
No Benefit to Third Parties. Except as provided in ARTICLE 13 (Indemnification; Liability), the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

14.17
Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

14.18
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives.

	EverInsight Therapeutics Inc.		VistaGen Therapeutics, Inc.

By:	/s/ Wei Fu	By:	/s/ Shawn K. Singh
Name:	Wei Fu	Name:	Shawn K. Singh, J.D.
Title:	Director of EverInsight Therapeutics Inc.	Title	Chief Executive Officer

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

 LIST OF EXHIBITS

Exhibit A:
Licensed Patents Existing as of the Effective Date

Exhibit B:
Licensed Trademarks

Exhibit C:
PH94B Chemical Structure

Exhibit D:
Initial Development Plan

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Exhibit A: Licensed Patents in the Territory as of the Effective Date

[*****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Exhibit B: Licensed Trademarks as of the Effective Date

VISTAGEN®, United States Registration # 2787886 and international counterparts in the Territory to be obtained in due course

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Exhibit C: PH94B Chemical Structure

(3b)-androsta-4,16-dien-3-ol

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

Exhibit D
Initial Development Plan for Acute Treatment of SAD in the Territory

[*****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE VISTAGEN THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO VISTAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.